As filed with the Securities and Exchange Commission on November 30, 2009

Registration Statement No. 333-162456

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Baltic Trading Limited
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Baltic Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and
telephone number, including area code, of
Registrant's principal executive offices)
John C. Wobensmith
President
Baltic Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)
Copies to:
Kramer Levin Naftalis & Frankel LLP Attention: Thomas E. Molner, Esq. 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100 (telephone number) (212) 715-8000 (facsimile number)		Morgan, Lewis & Bockius LLP Attention: Stephen P. Farrell, Esq. 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)*

Common Stock, $0.01 par value(1)	$230,000,000	$12,834

Common Stock Purchase Rights(4)(5)	—	—

*
Previously paid.

(1)
In accordance with Rule 457(o) of the Securities Act, the number of shares of Common Stock being registered and the proposed maximum offering price per share are not included in this table.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)
Includes Common Stock that may be sold pursuant to the underwriters' over-allotment option.

(4)
Each share of our Common Stock will include one right, or a Common Stock Purchase Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of one share of Common Stock at a purchase price of $100 per share, subject to specified adjustments. See "Description of Capital Stock—Shareholder Rights Plan" for further details. Since the Common Stock Purchase Rights trade together with the Common Stock, the registration fee for the Common Stock also covers the Common Stock Purchase Rights.

(5)
Rights initially will trade together with the Common Stock. The value attributable to the rights, if any, will be reflected in the market price of the Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued November 30, 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

[LOGO]

Baltic Trading Limited

Shares
COMMON STOCK

Baltic Trading Limited is offering                              shares of its Common Stock. This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $               and $               per share

Investing in our Common Stock involves risks. Please read "Risk Factors" beginning on page 8.

We have been cleared to apply to have our Common Stock approved for listing on the New York Stock Exchange under the symbol "BDI."

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Baltic Trading Limited (before expenses)	$	$

Baltic Trading Limited has granted the underwriters the right to purchase up to an additional                            shares of Common Stock to cover over-allotments.

Following this offering, we will have two classes of stock outstanding, Common Stock and Class B Stock. The rights of the holders of shares of Common Stock and Class B Stock are identical, except with respect to voting and conversion. Each share of Common Stock is entitled to one vote per share. Each share of Class B Stock is entitled to 15 votes per share and is convertible at any time at the election of the holder into one share of Common Stock. If holders of a majority of the Class B stock so elect, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding Common Stock and Class B Stock, voting together as a single class.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                           , 2009.

MORGAN STANLEY	DAHLMAN ROSE & COMPANY

                           , 2009

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

        This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later.

        Unless we specify otherwise, when used in this prospectus the terms "Baltic Trading Limited," the "Company," "we," "our" and "us" refer to Baltic Trading Limited. References to "Genco" or "our Manager" are to Genco Shipping & Trading Limited, which will provide to us commercial, technical, administrative and strategic services.

        For the definition of some of the shipping and other terms used in this prospectus, please see the glossary at the end of this prospectus. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, U.S. Dollars.

Overview

        We are a newly formed New York City-based company incorporated in October 2009 in the Marshall Islands to conduct a shipping business focused on the drybulk industry spot market. We were formed by Genco Shipping & Trading Limited (NYSE: GNK), a leading international drybulk shipping company that will also serve as our Manager. We intend to leverage the expertise and reputation of Genco to pursue growth opportunities in the drybulk shipping spot market. To pursue these opportunities, we plan to acquire and operate a fleet of drybulk ships that will transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. We plan to operate all of our vessels in the spot market, on spot market-related time charters, or in vessel pools trading in the spot market. We expect to finance our fleet primarily with equity capital and to utilize little to no leverage, potentially using a revolving credit facility for bridge financing for acquisitions. We aim to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to our earnings and cash flow. At or prior to the closing of this offering, Genco will make a capital contribution to us of $75,000,000 in exchange for shares of our Class B Stock. We intend to distribute to our shareholders on a quarterly basis all of our net income less cash expenditures for capital items related to our fleet, other than vessel acquisitions and related expenses, as further described below under "Our Dividend Policy and Restrictions on Dividends."

        Our operations will be managed, under the supervision of our board of directors, by Genco as our Manager. Upon the closing of this offering, we will enter into a long-term management agreement (or the Management Agreement) pursuant to which our Manager and its affiliates will apply their expertise and experience in the drybulk industry to provide us with commercial, technical, administrative and strategic services. The Management Agreement will be for an initial term of approximately fifteen years and will automatically renew for additional five-year periods unless terminated in accordance with its terms. We will pay our Manager fees for the services it provides us as well as reimburse our Manager for its costs and expenses incurred in providing certain of these services. Please see "Our Manager and Management Agreement—Management Agreement" for further details of the Management Agreement.

Our Relationship with Genco Shipping & Trading Limited

        One of our key strengths is our relationship with Genco, a leading international drybulk shipping company with a market capitalization of approximately $         million as of                        , 2009 which will serve as our Manager. Genco has developed strong relationships with major international charterers, shipbuilders and financial institutions through its seasoned management team. Genco's management team is based in New York City and includes several executives with extensive experience in the shipping industry, including managing the strategic, commercial, technical and financial aspects of shipping businesses.

Our Fleet

        We do not own any vessels and have not yet identified candidates for vessel acquisitions. Prior to the consummation of this offering, we intend to enter into agreements with third parties for the purchase of one or more drybulk vessels. We will identify any such vessels and describe the relevant purchase arrangements in an amendment to the registration statement of which this prospectus forms a part. We intend to use most of the proceeds from this offering to purchase our initial fleet.

        We anticipate our fleet will be comprised primarily of Capesize, Panamax and Supramax vessels but will evaluate all classes of drybulk vessels for potential acquisition. We will seek to grow our fleet through timely and selective acquisitions of drybulk vessels. In evaluating vessel purchases, we plan to acquire modern vessels with high specifications that we believe will provide an attractive return on equity and will be accretive to earnings and cash flow based on anticipated market rates at the time of purchase. Although we have not entered into any specific transactions at this time, we currently expect that we will purchase five to seven vessels by the end of 2010. Based on current market prices, we expect the purchase price for Capesize vessels to be from $            to $            per vessel; for Panamax vessels, from $            to $            per vessel; and for Supramax vessels, from $            to $            per vessel. Accordingly, we expect our total expenditures to acquire vessels through the end of 2010 to be from $            to $            .

        We intend to employ our vessels in the spot market, on certain spot market-related time charters or in vessel pools trading in the spot market. Our goal is to provide shareholders with the opportunity to invest in a company with a strategic focus on the drybulk spot market which utilizes little to no leverage and seeks to distribute regular dividends based on earnings.

Foundations of our Business

        We believe that the experience of our corporate leadership and the principles on which we plan to operate our business noted below will enhance our ability to compete in the drybulk shipping industry:

  •
  Our U.S.-based Chairman, board of directors, and management have substantial experience in the shipping industry.  Peter C. Georgiopoulos, the Chairman of our board of directors, is the founder and Chairman of Genco Shipping & Trading Limited (NYSE: GNK), our parent company and a publicly traded drybulk shipping company; the founder and Chairman and former CEO of General Maritime Corp. (NYSE: GMR), a publicly traded supplier of international seaborne crude oil transportation services; and the Chairman of Aegean Marine Petroleum Network Inc. (NYSE: ANW) a leading marine fuel logistics company. Mr. Georgiopoulos oversaw the growth of Genco from its initial fleet of 16 drybulk vessels to 35 owned or contracted vessels today and the growth of General Maritime from a single-vessel privately owned company to a publicly traded owner and operator of 31 tankers today. Our President and Chief Financial Officer, John C. Wobensmith, who is currently our sole executive officer as well as the Chief Financial Officer of Genco, has 16 years of experience in the shipping industry, specializing in shipping finance and the capital markets. See "Management—Directors and Officers of Baltic Trading Limited" for information on the experience of our directors. We expect to identify a commercial chartering manager and possible others to establish our initial management team.

  •
  We intend to pursue a strategy of low leverage to build a strong balance sheet.  Following this offering we will have no debt. We expect to finance future vessel acquisitions primarily through future equity follow-on offerings and internally generated cash flow. We are seeking a revolving credit facility primarily to provide bridge financing for vessel acquisitions. We intend to enter into a commitment letter for such a credit facility prior to consummation of this offering and will describe the material terms of any such facility in an amendment to the registration statement of which this prospectus forms a part.

  •
  We intend to maintain an efficient management structure with low operating cost.  Genco, our Manager, will provide the commercial and technical management of our fleet through a management contract. Genco will apply its experience in successfully managing its own fleet to manage the drydocking, budgeting, and sale and purchase of vessels in our fleet. Genco intends to retain the commercial management of our fleet in-house, thereby allowing us to benefit from the experience and relationships of its management team in the shipping industry. Please read "Our Manager and Management Agreement—Management Agreement." We believe our management structure, which will include outsourcing of our technical management to qualified third-party independent technical managers under Genco's supervision, can enhance the scalability of our business, allowing us to expand our fleet without substantial increases in overhead costs. We also believe we may realize cost benefits based on the combined size of Genco's fleet and our fleet from the extensive network of sellers of vessel supplies, crewing companies, insurers, and other service providers that Genco and its management team have built over the years.

  •
  We believe we will benefit from Genco's strong relationships with members of the shipping industry.  Genco, our Manager, has developed strong relationships with a number of major international charterers as well as shipbuilders and financial institutions. We believe that Genco has leveraged these relationships to enter into charters at favorable rates, consummate acquisitions that have been accretive to earnings, and generate sizeable returns to Genco's shareholders since Genco's initial public offering in 2005. Assuming that Genco can similarly leverage these relationships for our benefit, we may have greater asset acquisition and future growth opportunities.

  •
  We intend to acquire a modern, high-quality fleet of drybulk vessels.  Our vessel acquisitions will target modern vessels built in shipyards with reputations for constructing high-quality vessels. We believe that owning a modern, high-quality fleet is more attractive to charterers, reduces operating costs and fuel consumption and allows our fleet to be more reliable, which improves utilization. Where applicable we will seek to acquire sister ships which will provide further operating efficiencies. Assuming that we can successfully implement these principles, we will have a competitive advantage in securing favorable employment of our vessels.

Business Strategy

        Our strategy is to manage and expand our fleet in a manner that maximizes our cash flows from operations and enables us to pay attractive dividends to our shareholders. Key elements of our business strategy include:

  •
  Deploy our vessels in the spot market.  We seek to provide shareholders with the opportunity to invest in a company with a strategic focus on the drybulk spot market by deploying our vessels on voyage or time charters or in vessel pools that are related to the spot market.

  •
  Return a substantial portion of our cash flow to shareholders through quarterly dividends.  We intend to pay quarterly dividends to our shareholders approximately equal to our net income minus cash capital expenditures for vessels, other than vessel acquisitions and related expenses plus non-cash compensation (see "Our Dividend Policy"). As we intend to primarily finance acquisitions through equity financing as well as internally generated cash flow and to maintain low leverage, we expect our cash flow to be sufficient to support quarterly dividends.

  •
  Maintain a strong balance sheet.  We believe that primarily using equity to finance our business will strengthen our balance sheet to help offset the volatility risk of trading our vessels in the spot market. We also believe that focusing on equity rather than debt financing will help us capitalize on opportunities if the spot market improves as well as reduce the impact debt covenant restrictions would have on our business if the spot market declines. In our view, this strategy is suited to the current global economic downturn, given the ongoing restricted flow of credit, and we intend to pursue this strategy whether the global economic downturn persists or abates.

  •
  Strategically expand the size of our fleet.  We intend to acquire modern, high-quality drybulk carriers through timely and selective acquisitions of vessels in a manner that is accretive to our earnings and cash flow. We currently view Capesize, Panamax and Supramax vessel classes as providing attractive return characteristics but will evaluate all classes of drybulk vessels for potential acquisition. A key element to our acquisition strategy will be to pursue vessels at attractive valuations relative to the valuation of our public equity. In the current market, asset values in the drybulk shipping industry are significantly below historical values. We believe that these circumstances present an opportunity for us to seek to grow our fleet at favorable prices.

  •
  Operate a high-quality fleet.  We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' comprehensive maintenance program. In addition, our technical managers will maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

  •
  Maintain low-cost, highly efficient operations.  We expect that, under the Management Agreement we plan to enter into with Genco, Genco will coordinate and oversee the technical management of our fleet and will utilize qualified third-party independent technical managers. We believe that Genco will be able to do so at a cost to us that would be lower than what could be achieved by performing the function in-house. We expect that Genco's management team will actively monitor and control vessel operating expenses incurred by the independent technical managers by overseeing their activities.

  •
  Capitalize on our management's experience and reputation.  We intend to capitalize on the reputation of the management at Genco and our company for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers and other owners, many of whom consider the reputation of a vessel owner and operator when entering into charters and asset sales. We believe that the track record of Genco's management team will improve our relationships with high quality shipowners, charterers and financial institutions, many of which consider reputation to be an indicator of creditworthiness.

Our Dividend Policy

        We intend to adopt a dividend policy to pay a variable quarterly dividend equal to our Cash Available for Distribution, which represents net income less cash expenditures for capital items related to our fleet other than vessel acquisitions and related expenses, plus non-cash compensation, during the previous quarter, subject to any additional reserves our board of directors may from time to time determine are required for the prudent conduct of our business, taking into account contingent liabilities, the terms of any credit facilities we may enter into, our other cash needs and the requirements of Marshall Islands law. Dividends will be paid equally on a per-share basis between our Common Stock and our Class B Stock. Declaration and payment of dividends is at the discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend. Please read "Our Dividend Policy and Restrictions on Dividends" and "Risk Factors" for a more detailed description of the calculation of Cash Available for Distribution and various factors that could reduce or eliminate our ability to pay dividends.

Our Arrangements with Genco

        Prior to the closing of this offering, Genco, through its wholly owned subsidiary, Genco Investments LLC, will contribute $75,000,000 to us as a capital contribution, and we will issue to Genco Investments LLC               shares of our Class B Stock. Simultaneously, Genco Investments LLC will surrender to us 100 shares of our capital stock that it currently holds under our existing articles of incorporation. Under the terms of our amended and restated articles of incorporation to be effective prior to the closing of this offering, shares of our Class B Stock will entitle the holder to 15 votes per share. As a result, we believe that, upon the closing of this offering, Genco will control over 50% of the combined voting power of our Common Stock and Class B Stock, voting as a single class. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, our Class B Stock will be limited to an aggregate maximum of 49% of the combined voting power of our Common Stock and Class B Stock. In addition, pursuant to a subscription agreement to be entered into between us and Genco Investments LLC at or prior to the consummation of this offering, for so long as Genco directly or indirectly holds at least 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock, Genco Investments LLC will be entitled to receive an additional number of shares of Class B Stock equal to 2% of the number of shares of Common Stock issued after the consummation of this offering, excluding any shares of Common Stock issuable upon the exercise of the underwriters' over-allotment option in this offering or issued as an award or issuable upon exercise of an award under our 2009 Equity Incentive Plan. Only Genco, Genco Investments LLC or other entities controlled by Genco will hold Class B Stock.

        As our Manager, Genco will manage our business pursuant to a long-term Management Agreement, under which it will provide to us commercial, technical, administrative and strategic services. Commercial services primarily involve vessel chartering. Technical services primarily include vessel operation, maintenance and crewing. Administrative services primarily include accounting, legal and financial services. Strategic services primarily include providing advice on acquisitions and dispositions, strategic planning and general management of our business. We will pay our Manager a fee for these services and reimburse our Manager for the reasonable direct or indirect expenses it incurs in providing us with administrative and strategic services, including the cost of Manager personnel who perform services for us. We expect that Genco will provide us with all of our staff. However, our board of directors and our executive officers have the authority to hire additional staff as they deem necessary.

        We will also enter into agreements with Genco by which (a) Genco will have a right of first refusal with respect to certain business opportunities that may be attractive to us and vice versa and (b) we will provide to Genco and its affiliates registration rights with respect to shares of our Common Stock and Class B Stock owned by it or them.

        For further details about our agreements with Genco, please read "Our Manager and Management Agreement—Management Agreement," and "Certain Relationships and Related-Party Transactions."

Corporate Information

        We maintain our principal executive offices at 299 Park Avenue, 20th Floor, New York, NY 10171. Our telephone number at that address is (646) 443-8550.

The Offering

Common Stock offered	shares.
shares if the underwriters exercise their over-allotment option in full.
Shares outstanding immediately after this offering

            shares of Common Stock, including the            shares to be issued in this offering (assuming no exercise of the underwriters' over-allotment option) and            restricted shares to be issued as incentive compensation to our directors and officers under our 2009 Equity Incentive Plan.

shares of Class B Stock.
Use of proceeds	We intend to use the net proceeds of this offering for vessel acquisitions as well as for working capital purposes.
Cash dividends

We intend to pay a variable cash dividend each quarter on our Common Stock and Class B Stock of all our Cash Available for Distribution, subject to the discretion of our board of directors. Cash Available for Distribution represents net income less cash expenditures for capital items related to our fleet, other than vessel acquisitions and related expenses, plus non-cash compensation. There is no guarantee that we will pay any dividends on our shares of common stock in any quarter, and our payment of dividends will subject to compliance with the laws of the Republic of the Marshall Islands and any reserves the board of directors may from time to time determine are required.

Common Stock Purchase Rights

Each share of our Common Stock will include one right, or a Common Stock Purchase Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of one share of Common Stock at a purchase price of $100 per share, subject to specified adjustments. The rights will be issued pursuant to a rights agreement between us and BNY Mellon Shareowner Services, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right. See "Description of Capital Stock—Shareholder Rights Plan" for further details.

Class B Stock

Upon the closing of this offering, Genco will own indirectly all of our outstanding shares of Class B Stock through a wholly owned subsidiary. The Class B Stock is not being registered in this offering. The principal difference between our Common Stock and our Class B Stock is that each share of Class B Stock entitles the holder thereof to 15 votes on matters presented to our shareholders, while each share of Common Stock entitles the holder thereof to only one vote on such matters. As a result, we believe Genco will control over 50% of the combined voting power of our Common Stock and Class B Stock upon the closing of this offering. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding Common Stock and Class B Stock, voting together as a single class. Holders of shares of Class B Stock may elect at any time to have such shares converted into shares of Common Stock on a one-for-one basis.

In addition, upon any transfer of shares of Class B Stock to a holder other than Genco or its affiliates or any successor to Genco's business or to all or substantially all of its assets, such shares shall automatically convert into shares of Common Stock. All such conversions will be effected on a one-for-one basis.

Pursuant to a subscription agreement to be entered into between us and Genco Investments LLC at or prior to the consummation of this offering, Genco Investments LLC will be entitled to receive a number of shares of Class B Stock equal to 2% of the number of shares of Common Stock issued from time to time after the consummation of this offering, excluding any shares of Common Stock issuable upon the exercise of the underwriters' over-allotment option in this offering or issued as an award or issuable upon exercise of an award under our 2009 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus from Genco Investments LLC's $75,000,000 capital contribution exists to cover the par value of such additional shares, in which case Genco Investment LLC will pay us the par value of such shares.

Tax considerations

We believe that under current U.S. federal income tax law, some portion of the distributions you receive from us will constitute dividends, and if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, then such dividends are expected to be taxable as "qualified dividend income" subject to a maximum 15% U.S. federal income tax rate (currently through 2010). Distributions that are not treated as dividends will be treated first as a non-taxable return of capital to the extent of your tax basis in your Common Stock and thereafter as capital gain.

NYSE listing	We have been cleared to apply to have our Common Stock approved for listing on the New York Stock Exchange under the symbol "BDI."

        Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

Risk Factors

        Investing in our Common Stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our Common Stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 8.

RISK FACTORS

        Any investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our Common Stock. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares.

        If any of the following risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might not be able to pay dividends on shares of our Common Stock, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

RISK FACTORS RELATED TO OUR BUSINESS AND OPERATIONS

Industry Specific Risk Factors

The current global economic downturn may negatively impact our business.

        In the current global economy, operating businesses have been facing tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. Lower demand for drybulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for drybulk vessels, creating downward pressure on charter rates. If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

  •
  We may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate our vessels profitably.

  •
  The market value of our vessels could decrease, which may cause us to recognize losses if any of our vessels are sold or if their values are impaired.

        The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Charterhire rates for drybulk carriers are volatile and are currently at relatively low levels as compared to recent historical levels and may further decrease in the future, which may adversely affect our earnings.

        The abrupt and dramatic downturn in the drybulk charter market, from which we will derive the large majority of our revenues, has severely affected the drybulk shipping industry. The Baltic Dry Index, an index published by The Baltic Exchange of shipping rates for 20 key drybulk routes, fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008. It subsequently rose to a high of 4,291 on June 3, 2009 and then declined to 2,163 as of September 24, 2009. It was 4,119 as of November 26, 2009. There can be no assurance that the drybulk charter market will recover over the next several months and the market could continue to decline further. These circumstances, which result from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for drybulk shipping, including, among other things:

  •
  an absence of financing for vessels;

  •
  no active second-hand market for the sale of vessels;

  •
  extremely low charter rates, particularly for vessels employed in the spot market;

  •
  widespread loan covenant defaults in the drybulk shipping industry; and

  •
  declaration of bankruptcy by some operators and shipowners as well as charterers.

The occurrence of one or more of these events could adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends.

We intend to charter all our vessels principally in the spot market and, as a result, we will be exposed to the cyclicality and volatility of the spot charter market.

        Since we intend to charter all our vessels principally in the spot market, we will be exposed to the cyclicality and volatility of the spot charter market, and we will not have long term, fixed rate time charters to ameliorate the adverse effects of downturns in the spot market. Capesize vessels, which we intend to operate as part of our fleet, have been particularly susceptible to recent volatility in spot charter rates. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to meet our obligations or to pay dividends to our shareholders. The supply of and demand for shipping capacity strongly influences freight rates. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of drybulk products;

  •
  global and regional economic and political conditions including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts;

  •
  the distance drybulk cargo is to be moved by sea;

  •
  environmental and other regulatory developments; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  port and canal congestion;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service, i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire.

        In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

        We anticipate that the future demand for our drybulk carriers will be dependent upon economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase, and we can provide no assurance as to the timing or extent of future economic growth. Adverse economic, political, social or other developments could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

An oversupply of drybulk carrier capacity may lead to reductions in charterhire rates and profitability.

        The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Currently, we believe there is an oversupply of vessels, as evidenced by some carriers letting their ships sit idle rather than operate them at current rates.

        Newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2007, 2008, and 2009 to date. An oversupply of drybulk carrier capacity may result in a reduction of charterhire rates, as evidenced by historically low rates in December 2008. If such a reduction continues, we may only be able to charter our vessels at reduced or unprofitable rates, or we may not be able to charter these vessels at all. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

The market values of our vessels may decrease, which could adversely affect our operating results, cause us to breach one or more covenants in any credit facility we may enter into, or limit the total amount we may borrow under such a credit facility.

        If the book value of one of our vessels is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our financial results. Also, if we enter into a credit facility in the future, certain covenants of that credit facility may depend on the market value of our fleet. If the market value of our fleet declines, we may not be in compliance with certain provisions of the credit facility, and we may not be able to refinance our debt or obtain additional financing under the credit facility. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

A further economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations.

        A significant number of the port calls we expect our vessels to make will likely involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, and particularly in China or Japan, could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. In particular, in recent years, China has been one of the world's fastest growing economies in terms of gross domestic product, although the growth rate of China's economy slowed significantly in 2008. We cannot assure you that the Chinese economy will not experience a significant contraction in the future. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union or various Asian countries may adversely affect economic growth in China and elsewhere. Our business, results of operations, cash flows, financial condition and ability to pay dividends will likely be materially and adversely affected by an economic downturn in any of these countries.

We will be subject to regulation and liability under environmental and operational safety laws that could require significant expenditures and affect our cash flows and net income and could subject us to increased liability under applicable law or regulation.

        Our business and the operation of our vessels will be materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels will operate, as well as in the countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or their impact on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and that may materially adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

        The operation of our vessels will be affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

        Although the United States is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses.

        Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner's actual fault and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance coverage. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

        The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers, in U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

        While we will not carry oil as cargo, we may carry bunkers in our drybulk carriers. We plan to maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. Damages from a catastrophic spill exceeding our insurance coverage could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

        International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002,

amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization approved by the vessel's flag state. For a further description of the various requirements, please see "Business—Environmental Regulations—Vessel Security Regulations."

        The United States Coast Guard (USCG) has developed the Electronic Notice of Arrival/Departure (e-NOA/D) application to provide the means of fulfilling the arrival and departure notification requirements of the USCG and Customs and Border Protection (CBP) online. Prior to September 11, 2001, ships or their agents notified the Marine Safety Office (MSO)/Captain Of The Port (COTP) zone, within 24 hours of the vessel's arrival via telephone, facsimile (fax), or electronic mail (e-mail). Due to the events of September 11, 2001, the USCG's National Vessel Movement Center (NVMC)/Ship Arrival Notification System (SANS) was set up as part of the U.S. Department of Homeland Security (DHS) initiative. Also, as a result of this initiative, the advanced notice time requirement changed from 24 hours' notice to 96 hours' notice (or 24 hours' notice, depending upon normal transit time). The NOAs and/or NODs continue to be submitted via telephone, fax, or e-mail, but are now to be submitted to the NVMC, where watch personnel entered the information into a central USCG database. Additionally, the National Security Agency has identified certain countries known for high terrorist activities and if a vessel has either called some of these identified countries in its previous ports and/or the members of the crew are from any of these identified countries, more stringent security requirements must be met.

        On June 6, 2005, the Advanced Passenger Information System (APIS) Final Rule became effective (19CFR 4.7b and 4.64). Pursuant to these regulations, a commercial carrier arriving into or departing from the United States is required to electronically transmit an APIS manifest to U.S. Customs and Border Protection (CBP) through an approved electronic interchange and programming format. All international commercial carriers transporting passengers and /or crewmembers must obtain an international carrier bond and place it on file with the CBP prior to entry or departure from the United States. The minimum bond amount is $50,000.

        It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We plan to operate our vessels worldwide, and as a result, our vessels will be exposed to international risks which could reduce revenue or increase expenses.

        The international shipping industry is an inherently risky business involving global operations. Our vessels will be at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. All these hazards can result in death or injury to persons, increased costs, loss of revenues, loss or damage to property (including cargo), environmental damage, higher insurance rates, damage to our customer relationships, harm to our reputation as a safe and reliable operator and delay or rerouting. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover in full. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or we may be forced to travel to a drydocking facility that is distant from the relevant vessel's position. The loss of earnings while our vessels are being repaired and repositioned or from being forced to wait for space or to travel to more distant drydocking facilities, as well as the actual cost of repairs, could negatively impact our business, results of operations, cash flows, financial condition and ability to pay dividends.

The operation of drybulk carriers has certain unique operational risks which could affect our earnings and cash flow.

        The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels' holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

        Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 and 2009, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which our vessels are deployed being characterized by insurers as "war risk" zones, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee (JWC) "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, results of operations, cash flows, financial condition and ability to pay dividends.

        In response to piracy incidents in 2008 and 2009, particularly in the Gulf of Aden off the coast of Somalia, following consultation with regulatory authorities, we may station armed guards on some of our vessels in some instances. While our use of guards is intended to deter and prevent the hijacking of our vessels, it may also increase our risk of liability for death or injury to persons or damage to personal property. While we believe we will generally have adequate insurance in place to cover such liability, if we do not, it could adversely impact our business, results of operations, cash flows, and financial condition.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and other acts of violence or war may affect the financial markets, our vessels, our operations, or our customers and may therefore have an adverse effect on our business, results of operations and financial condition.

        Terrorist attacks such as the attacks in the United States on September 11, 2001 and the United States' continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflict in Iraq may lead to additional acts of terrorism, armed conflict and civil disturbance around the world, which may contribute to further instability including in the drybulk shipping markets. Terrorist attacks, such as the attack on the M.T. Limburg in Yemen in October 2002, may also negatively affect our trade patterns or other operations and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences, or the perception that drybulk carriers are potential terrorist targets, could have a material adverse impact on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.

        The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

        A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of its underwater parts.

        If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

        Our success depends in large part on the ability of our Manager, our third party technical managers, and us to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. If we are not able to increase our rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. Any inability our Manager, our third party technical managers, or we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

        We plan for our vessels to be manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

        We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, a claimant may arrest the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

        A government of a vessel's registry could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Increases in fuel prices could adversely affect our profits.

        Spot charter arrangements generally provide that the vessel owner or pool operator bear the cost of fuel in the form of bunkers, which is a significant vessel operating expense. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability, cash flows and ability to pay dividends. The price and supply of fuel is unpredictable and fluctuates as a result of events outside our control, including geo-political developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

        Given that the vessel owner or pool operator bears the cost of fuel under spot charters, the recent volatility in fuel prices is one factor affecting profitability in the drybulk spot market. To profitably price an individual charter, the vessel owner or pool operator must take into account the anticipated cost of fuel for the duration of the charter. Changes in the actual price of fuel at the time the charter is to be performed could result in the charter being performed at a significantly greater or lesser profit than originally anticipated or even result in a loss. As an example of the volatility of fuel prices, in the last 12 months, the purchase price in the port of Singapore of one of the most common fuels used by drybulk vessels has fluctuated from approximately $250 to $450 per metric ton. The price of fuel varies from port to port.

Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.

        We plan to operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results, as our vessels will trade in the spot market. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and raw materials in the northern hemisphere during the winter months. As a result, our revenues could be weaker during the fiscal quarters ended June 30 and September 30, and conversely, our revenue could be stronger during the quarters ended December 31 and March 31. This seasonality could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Company Specific Risk Factors

We have no operating history on which you can evaluate our business strategy.

        We are a recently-formed company with no operating history and will have no assets prior to the closing of this offering other than a capital contribution from Genco Investments LLC. Accordingly, there can be no assurance that our business strategy and operations will be successful.

We may not be able to establish our operations or implement our growth effectively.

        Our business plan will primarily depend on identifying suitable vessels that are in good condition, acquiring these vessels at favorable prices, and profitably employing them on spot market-related charters to establish and expand our operations. Our business plan will therefore depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

  •
  identify suitable vessels or shipping companies for acquisitions or joint ventures to establish our initial fleet and grow our fleet in the future;

  •
  integrate successfully any acquired vessels or businesses with our existing operations; and

  •
  obtain required financing for our existing and any new operations.

Growing any business by acquisition presents numerous risks, including undisclosed liabilities and obligations, difficulty obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. In addition, competition from other companies, many of which have significantly greater financial resources than do we or Genco, may reduce our acquisition opportunities or cause us to pay higher prices. We cannot assure you that we will be successful in executing our plans to establish and grow our business or that we will not incur significant expenses and losses in connection with these plans. Our failure to effectively identify, purchase, develop and integrate any vessels or businesses could adversely affect our business, financial condition and results of operations. Our acquisition growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

  •
  fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

  •
  incur or assume unanticipated liabilities, losses or costs associated with any vessels or businesses acquired, particularly if any vessel we acquire proves not to be in good condition;

  •
  be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

  •
  decrease our liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

  •
  significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions; or

  •
  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Moreover, we plan to finance potential future expansions of our fleet primarily through equity financing, which we expect will mainly consist of issuances of additional shares of our Common Stock, and internally generated cash flow. We also may enter into a credit facility that will provide bridge financing for vessel acquisitions. If we are unable to complete equity issuances at prices that we deem acceptable, our internally generated cash flow is insufficient, or we cannot enter into a credit facility on favorable terms, we may need to revise our growth plan or consider alternative forms of financing.

We will depend heavily upon spot charters, and any decrease in spot charter rates may adversely affect our earnings and our ability to pay dividends.

        We intend to employ our vessels in the spot market, on certain spot market-related time charters known as trip charters, or in vessel pools trading in the spot market. Our financial performance will therefore be substantially affected by conditions in the drybulk vessel spot market. The spot market is highly volatile and fluctuates based upon vessel and cargo supply and demand. In addition, vessels may experience repeated periods of unemployment between spot charters. The successful operation of our vessels in the spot market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo, or ballast time. In the past, there have been periods when spot rates have declined below the operating cost of vessels. Future spot rates may decline significantly and may not be sufficient to enable our vessels trading in the spot market to operate profitably or for us to pay dividends and may have a material adverse effect on our cash flows and financial condition.

Genco and its affiliates may compete with us or claim business opportunities that would benefit us.

        Genco may compete with us and is not contractually restricted from doing so. Our amended and restated articles of incorporation that will be in effect before the closing of this offering and the Omnibus Agreement that we and Genco plan to enter into specify that Genco will have a right of first refusal with respect to business opportunities generally except with respect to certain spot charter opportunities, as to which we will have a right of first refusal. We expect that the most common types of business opportunities for which Genco will have a right of first refusal will be vessel purchase and sale opportunities and charters other than the spot charter opportunities for which we have a right of first refusal. Other business opportunities for which Genco will have a result of first refusal would be to hire employees, acquire other businesses, or enter into joint ventures. These provisions may strengthen Genco's ability to compete with us or claim business opportunities that would benefit us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Our strategy of financing vessel acquisitions through equity offerings and our earnings with little to no leverage may adversely affect our growth and earnings.

        We plan to finance acquisitions for our fleet primarily through equity offerings. While we intend to seek a revolving credit facility that will provide bridge financing to acquire vessels until we can conduct an equity offering, we do not anticipate entering into a credit facility of sufficient size to allow us to make large additions to our fleet solely through borrowings. Accordingly, if we are unable to complete equity offerings on acceptable terms or at all, or if our earnings are insufficient, we may be unable to take advantage of strategic opportunities to expand our fleet. As a result, our future earnings, cash flows and growth may be adversely affected.

We may be unable to pay dividends.

        We currently intend to pay a variable quarterly dividend equal to our Cash Available for Distribution from the previous quarter, subject to any reserves the board of directors may from time to time determine are required. The amount of Cash Available for Distribution will principally depend upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based upon, among other things:

  •
  the cyclicality in the spot vessel market;

  •
  the rates we obtain from our charters;

  •
  the price and demand for drybulk cargoes;

  •
  the level of our operating costs, such as the cost of crews and insurance;

  •
  the number of off-hire days for our fleet and the timing of, and number of days required for, drydocking of our vessels;

  •
  delays in the delivery of any vessels we have agreed to acquire;

  •
  prevailing global and regional economic and political conditions; and

  •
  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

        Until we acquire vessels and deploy them on charters, we will not generate cash from operations for dividends. Accordingly, it may take substantial time following the closing of this offering before it would be possible for us to pay any dividends.

        The actual amount of cash generated also will depend upon other factors, such as:

  •
  the level of capital expenditures we make, including for maintaining existing vessels and acquiring new vessels, which we expect will be substantial;

  •
  our debt service requirements and restrictions on distributions contained in any credit agreement we may enter into;

  •
  fluctuations in our working capital needs; and

  •
  the amount of any cash reserves established by our board of directors, including reserves for working capital and other matters.

        In addition, the declaration and payment of dividends is subject at all times to the discretion of our board of directors and compliance with the laws of the Republic of The Marshall Islands. Please read "Our Dividend Policy and Restrictions on Dividends" for more details.

Our ability to grow and satisfy our financial needs may be adversely affected by our dividend policy.

        The dividend policy we plan to adopt calls for us to distribute all of our Cash Available for Distribution on a quarterly basis, subject to any reserves that our board of directors may determine are required. Accordingly, our growth, if any, may not be as fast as businesses that reinvest their cash to expand ongoing operations.

        In determining the amount of Cash Available for Distribution, our board of directors will consider contingent liabilities, the terms of any credit facilities we may enter into, our other cash needs and the requirements of Marshall Islands law. We believe that we will generally finance any maintenance and expansion capital expenditures from cash balances or external financing sources (which we intend as part of our strategy to be equity issuances and borrowings under a revolving credit facility we will seek to enter into, but could include potential debt issuances). To the extent we do not have sufficient cash reserves or are unable to obtain financing for these purposes, our dividend policy may significantly impair our ability to meet our financial needs or to grow.

We must make substantial capital expenditures to maintain the operating capacity of our fleet, which may reduce the amount of cash for dividends to our shareholders.

        We must make substantial capital expenditures to maintain the operating capacity of our fleet and we generally expect to finance these maintenance capital expenditures with cash balances or undrawn credit facilities. We anticipate growing our fleet through the acquisition of vessels, which would increase the level of our maintenance capital expenditures.

        Maintenance capital expenditures include capital expenditures associated with drydocking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet. These expenditures could increase as a result of changes in the cost of labor and materials; customer requirements; increases in our fleet size or the cost of replacement vessels; governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and competitive standards.

        In addition, maintenance capital expenditures will vary significantly from quarter to quarter based on the number of vessels drydocked during that quarter. Significant maintenance capital expenditures may reduce the amount of Cash Available for Distribution to our shareholders.

We will be required to make substantial capital expenditures to expand the size of our fleet, which may diminish , our ability to pay dividends, increase our financial leverage, or dilute our shareholders' ownership interest in us.

        We will be required to make substantial capital expenditures to increase the size of our fleet. We intend to expand our fleet by acquiring existing vessels from other parties or newbuilding vessels, which we refer to as newbuildings.

        We generally will be required to make installment payments on any newbuildings prior to their delivery. We typically would pay 10% to 25% of the purchase price of a vessel upon signing the purchase contract, even though delivery of the completed vessel will not occur until much later (approximately three to four years from the order). If we finance all or a portion of these acquisition costs by issuing debt securities, we will increase the aggregate amount of interest we must pay prior to generating cash from the operation of the newbuilding. Any interest expense we incur in connection with financing our vessel acquisitions, including capitalized interest expense, will decrease the amount of our dividends. If we finance these acquisition costs by issuing shares of common stock, we will dilute our quarterly per-share dividends prior to generating cash from the operation of the newbuilding.

        To fund expansion capital expenditures, we may be required to use cash balances, cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce the amount of cash for dividends to our shareholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain funds for capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to pay dividends. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay dividends to shareholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder ownership or dividend dilution.

Our executive officers and the officers of our Manager will not devote all of their time to our business, which may hinder our ability to operate successfully.

        Our executive officers and the officers of our Manager will be involved in other Genco business activities, which may result in their spending less time than is appropriate or necessary to manage our business successfully. Based solely on the anticipated relative sizes of our initial fleet and Genco's fleet over the next twelve months, we estimate that Mr. Wobensmith and other officers of Genco will spend approximately 15-20% of their monthly business time on our business activities and approximately 80-85% of such time on Genco's. However, the actual allocation of time could vary significantly from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. This could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Our executive officers and directors, our Manager, and the executive officers and directors of our Manager have conflicts of interest and limited duties, which may permit them to favor interests of Genco or its affiliates above our interests and those of our Common Stock holders and allow Genco to compete with us.

        Conflicts of interest may arise between Genco, our Manager, and its affiliates, on the one hand, and us and our shareholders, on the other hand. These conflicts include, among others, the following situations:

  •
  Our amended and restated articles of incorporation that will be in effect before the closing of this offering and the Omnibus Agreement specify that Genco will have a right of first refusal with respect to business opportunities generally, such as vessel purchase and sale opportunities and most charter opportunities, but excluding certain spot charter opportunities as to which we will have a right of first refusal. Our President and Chief Financial Officer and certain of our directors also serve as executive officers or directors of Genco, who is our Manager, or its affiliates. As a result of the right of refusal provision, the obligation of these individuals to provide opportunities to us will be limited.

  •
  Our Manager will advise our board of directors about the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional common stock and cash reserves, each of which can affect the amount of the Cash Available for Distribution to our shareholders.

  •
  Our executive officers and those of our Manager will not spend all of their time on matters related to our business.

  •
  Our Manager will advise us of costs incurred by it and its affiliates that it believes are reimbursable by us.

As a result of these conflicts, our Manager may favor its own interests and the interests of its affiliates over our interests and those of our shareholders, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends

The fiduciary duties of our officers and directors may conflict with those of the officers and directors of Genco and its affiliates.

        Our officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, our Chairman, our President and Chief Financial Officer and two of our independent directors Basil G. Mavroleon and Harry A. Perrin, also serve as executive officers or directors of Genco. As a result, these individuals have fiduciary duties to manage the business of Genco and its affiliates in a manner beneficial to such entities and their shareholders. Consequently, these officers and directors may encounter situations in which their fiduciary obligations to Genco and us are in conflict. We believe the principal situations in which these conflicts may occur are in the allocation of business opportunities to Genco or us, particularly with respect to the allocation of chartering or vessel sale and purchase opportunities. The Omnibus Agreement is intended to reduce these conflicts by granting a right of first refusal for certain spot chartering opportunities to us while granting a right of first refusal to Genco for other business opportunities generally. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Our Manager has rights to terminate the Management Agreement and, under certain circumstances, could receive substantial sums in connection with such termination; however, even if our board of directors or our shareholders are dissatisfied with our Manager, there are limited circumstances under which we can terminate the Management Agreement.

        The Management Agreement will have an initial term of approximately 15 years and will automatically renew for subsequent five-year terms provided that certain conditions are met. Our Manager has the right, after five years following the completion of this offering, to terminate the Management Agreement with 12 months' notice. Our Manager also has the right to terminate the Management Agreement after a dispute resolution process if we have materially breached the Management Agreement.

        Our Manager may elect to terminate the Management Agreement upon the sale of all or substantially all of our assets to a third party, our liquidation or after any change of control of our company occurs. If our Manager so elects to terminate the Management Agreement, then our Manager may be paid a termination fee. This termination payment is generally calculated as five times the average annual management fees payable to Genco for the last five completed years of the term of the Management Agreement, or such lesser number of years as may have been completed at the time of termination. If the Management Agreement terminates during its initial year, the Termination Payment will be approximately $9.6 million, based on five times an amount of approximately $1.9 million.

        In addition, our rights to terminate the Management Agreement are limited. Even if we are not satisfied with the Manager's efforts in managing our business, unless our Manager materially breaches the agreement, we may terminate the Management Agreement only:

  •
  if we provide notice in the fourth quarter of 2019 after two-thirds of our board of directors elect to terminate the Management Agreement, which termination would be effective December 31, 2020; or

  •
  if we provide notice of termination in the fourth quarter of 2023, which termination would be effective December 31, 2024.

If we elect to terminate the Management Agreement at either of these points or at the end of a subsequent renewal term, our Manager will receive a termination fee, which may be substantial. Please read "Our Manager and Management Agreement—Management Agreement—Term and Termination Rights" for a more detailed description of termination rights under the Management Agreement.

We will depend on Genco to assist us in operating our business and competing in our markets, and our business will be harmed if Genco fails to assist us effectively.

        Upon the closing of this offering, we will enter into the Management Agreement with Genco as our Manager, pursuant to which Genco will provide to us commercial, technical, administrative and strategic services, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and financial services. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services by Genco. Our business will be harmed if Genco fails to perform these services satisfactorily, if it stops providing these services to us for any reason or if it terminates the Management Agreement, as it is entitled to do under certain circumstances. The circumstances under which we are able to terminate the Management Agreement are extremely limited and do not include mere dissatisfaction with our Manager's performance. In addition, upon any termination of the Management Agreement, we may lose our ability to benefit from economies of scale in purchasing supplies and other advantages that we believe our relationship with Genco will provide.

        If Genco suffers material damage to its reputation or relationships, it may harm our ability to:

  •
  acquire new vessels;

  •
  enter into new charters for our vessels;

  •
  obtain financing on commercially acceptable terms; or

  •
  maintain satisfactory relationships with charterers, suppliers and other third parties.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to shareholders.

An increase in operating costs could adversely affect our cash flows and financial condition.

        Under the Management Agreement, we must pay for vessel operating expenses (including crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses), and in addition for spot or voyage charters, voyage expenses (including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and conversions). These expenses depend upon a variety of factors, many of which are beyond our or our Manager's control. Some of these costs, primarily relating to fuel, insurance and enhanced security measures, have been increasing and may increase in the future. Increases in any of these costs would decrease our earnings, cash flows and the amount of Cash Available for Distribution to our shareholders.

Financing agreements containing operating and financial restrictions may restrict our business and financing activities.

        The operating and financial restrictions and covenants in any future financing agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. For example, these financing arrangements may restrict our ability to:

  •
  pay dividends;

  •
  incur or guarantee indebtedness;

  •
  change ownership or structure, including mergers, consolidations, liquidations and dissolutions;

  •
  incur liens on our assets;

  •
  sell, transfer, assign or convey assets;

  •
  make certain investments; and

  •
  enter into a new line of business.

        Our ability to comply with covenants and restrictions contained in debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, we may fail to comply with these covenants. If we breach any of the restrictions, covenants, ratios or tests in the financing agreements, our obligations may become immediately due and payable, and the lenders' commitment, if any, to make further loans may terminate. A default under financing agreements could also result in foreclosure on any of our vessels and other assets securing related loans. The occurrence of any of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Restrictions in our potential future debt agreements may prevent us from paying dividends.

        The payment of principal and interest on any debt we incur will reduce the amount of cash for dividends to our shareholders. In addition, we expect that our financing agreements will prohibit the payment of dividends upon the occurrence of the following events, among others:

  •
  failure to pay any principal, interest, fees, expenses or other amounts when due;

  •
  failure to notify the lenders of any material oil spill or discharge of hazardous material, or of any action or claim related thereto;

  •
  breach or lapse of any insurance with respect to the vessels;

  •
  breach of certain financial covenants;

  •
  failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

  •
  default under other indebtedness;

  •
  bankruptcy or insolvency events;

  •
  failure of any representation or warranty to be materially correct;

  •
  a change of control, as defined in the applicable agreement; and

  •
  a material adverse effect, as defined in the applicable agreement.

Our purchasing and operating previously owned vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

        Our current business strategy includes growth through the acquisition of previously owned vessels. While we typically inspect previously owned vessels before purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels before purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Also, when purchasing previously owned vessels, we do not receive the benefit of any builder warranties if the vessels we buy are older than one year.

        In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology.

        Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. As a result, regulations and standards could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

An increase in operating costs could adversely affect our cash flows and financial condition.

        Our vessel operating expenses include the costs of crew, provisions, deck and engine stores, lube oil, bunkers, insurance and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures implemented after September 11, 2001 and as a result of a recent increase in the frequency of acts of piracy, have been increasing. In addition, to the extent we employ our vessels on voyage charters, we will also have to bear the cost of bunkers. The price of bunker fuel may increase in the future. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We will depend to a significant degree upon third-party managers to provide the technical management of our fleet. Any failure of these technical managers to perform their obligations to us could adversely affect our business.

        Through our Manager, we will contract the technical management of our fleet, including crewing, maintenance and repair services, to third-party technical management companies. The failure of these technical managers to perform their obligations could materially and adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends. Although we may have rights against our third-party managers if they default on their obligations, our shareholders will share that recourse only indirectly to the extent that we recover funds.

In the highly competitive international drybulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than we are able to offer.

We expect to maintain all of our cash with a limited number of financial institutions, which will subject us to credit risk.

        We expect to maintain all of our cash with a limited number of financial institutions for the foreseeable future. We currently anticipate that these financial institutions will be located in Luxembourg, the Cayman Islands, or London, England, although we may select financial institutions located in other countries. None of our balances will be covered by insurance in the event of default by these financial institutions. The occurrence of such a default could therefore have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay dividends.

        In order to fund our capital expenditures, we generally plan to use equity financing. If equity financing is not available on favorable terms, we may have to use debt financing. Our ability to borrow money and access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could limit our ability to continue to operate some of our vessels or impair the values of our vessels and could have a material adverse effect on our business, results of operations, financial condition, cash flows and ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

We are a holding company, and we will depend on the ability of our future subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

        We are a holding company, and our future subsidiaries, which will be all wholly owned by us, either directly or indirectly, will conduct all of our operations and own all of our operating assets. We will have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders will depend on the ability of our subsidiaries to distribute funds to us. In turn, the ability of our subsidiaries to make dividend payments to us will depend on them having profits available for distribution and, to the extent that we are unable to obtain dividends from our subsidiaries, this will limit the discretion of our board of directors to pay or recommend the payment of dividends.

Our ability to obtain debt financing may depend on the performance of our business, our Manager, and market conditions.

        The actual or perceived credit quality of our business, our Manager, and market conditions affecting the spot charter market and the credit markets may materially affect our ability to obtain the additional capital resources that may be required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may have a material adverse affect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

If management is unable to continue to provide reports as to the effectiveness of our internal control over financial reporting or our independent registered public accounting firm is unable to continue to provide us with unqualified attestation reports as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Common Stock.

        Under Section 404 of the Sarbanes-Oxley Act of 2002, after we file our annual report on Form 10-K for our initial fiscal year, we will be required to include in each of our subsequent future annual reports on Form 10-K a report containing our management's assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent registered public accounting firm. As our manager, Genco will provide substantially all of our financial reporting, and we will depend on the procedures they have in place. If, in such future annual reports on Form 10-K, our management cannot provide a report as to the effectiveness of our internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified attestation report as to the effectiveness of our internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Common Stock.

Our costs of operating as a public company will be significant, and our management will be required to devote substantial time to complying with public company regulations.

        As a public company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (or Sarbanes-Oxley), as well as rules subsequently implemented by the Securities and Exchange Commission (or the SEC) and the New York Stock Exchange, have imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. Our Manager, management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

        Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. While we expect to be able to follow Genco's model and systems for compliance with Section 404, our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts, and we will depend on Genco for our compliance as Genco personnel will perform our accounting function.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

        Our success depends to a significant extent upon the abilities and efforts of our management and our ability to hire and retain key members of management. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could have a material adverse effect our business, results of operations, cash flows, financial condition and ability to pay dividends. We do not intend to maintain "key man" life insurance on any of our officers.

We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties.

        There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, piracy, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade.

        We will be insured against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity associations or clubs, or P&I Associations. As a result of such membership, the P&I Associations will provide us coverage for such tort and contractual claims. We will also carry hull and machinery insurance and war risk insurance for our fleet. We plan to insure our vessels for third-party liability claims subject to and in accordance with the rules of the P&I Associations in which the vessels are entered. We also will maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we will be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue.

        We cannot assure you that we will be able to renew our insurance policies on the same or commercially reasonable terms, or at all, in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations. Further, we cannot assure you that our insurance policies will cover all losses that we incur, or that disputes over insurance claims will not arise with our insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, our insurance policies are subject to limitations and exclusions, which may increase our costs or lower our revenues, thereby possibly having a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We will be subject to funding calls by our protection and indemnity associations, and our associations may not have enough resources to cover claims made against them.

        We are indemnified for legal liabilities incurred while operating our vessels through membership in P&I Associations. P&I Associations are mutual insurance associations whose members must contribute to cover losses sustained by other association members. The objective of a P&I Association is to provide mutual insurance based on the aggregate tonnage of a member's vessels entered into the association. Claims are paid through the aggregate premiums of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other P&I Associations with which our P&I Association has entered into interassociation agreements. We cannot assure you that the P&I Associations to which we belong will remain viable or that we will not become subject to additional funding calls which could adversely affect us.

We may have to pay U.S. tax on U.S. source income, which would reduce our net income and cash flows.

        We do not expect to qualify for an exemption pursuant to Section 883 of the Internal Revenue Code of 1986 (the "Code"), which we refer to as Section 883, upon the closing of this offering. As a result, we will be subject to U.S. federal income tax on our shipping income that is derived from U.S. sources as described below. To the extent we are subject to such tax, our net income and cash flows would be reduced by the amount of such tax.

        We would qualify for exemption under Section 883 if, among other things, one or more classes of our stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of our stock were treated as primarily and regularly traded on an established securities market in the United States. Under applicable Treasury regulations, we may not satisfy this publicly traded requirement in any taxable year in which 50% or more of any class(es) of stock we rely on to meet this rule is owned for more than half the days in such year by persons who actually or constructively own 5% or more of such class(es) of our stock, which we sometimes refer to as 5% shareholders.

        Upon the closing of this offering, our Common Stock will represent more than 50% of the value of all classes of our stock, but less than 50% of the combined voting power of all classes of our stock. Unless the holders of the Class B Stock irrevocably elect to limit their aggregate voting power to 49%, our Class B Stock will represent more than 50% of the combined voting power of all classes of our voting stock and will not be treated as primarily and regularly traded on an established securities market in the United States. Therefore, upon closing of this offering, we do not expect to qualify for exemption under Section 883. As a result, 50% of our gross shipping income attributable to transportation beginning or ending in the United States, if any, will be subject to a 4% tax without allowance for deductions. While we do not currently anticipate that a significant portion of our shipping income will be U.S. source shipping income, there can be no assurance that this will be the case.

        In the event that holders of a majority of the Class B Stock irrevocably elect to reduce the voting power of the Class B Stock to constitute not more than 49% of the total voting power of all classes of stock, our Common Stock will represent more than 50% of the combined voting power and value of all classes of our stock. However, there can be no assurance as to if and when holders of Class B Stock may do so, and we have no right to require these holders to do so. Even if that were to occur, if 5% shareholders of the Common Stock were to own more than 50% of our Common Stock for more than half the days of any taxable year, we may nonetheless not be eligible to claim exemption from tax under Section 883 for such taxable year.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders.

        A foreign corporation generally will be treated as a "passive foreign investment company," which we sometimes refer to as a PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of "passive income" or (2) at least 50% of its assets (averaged over the year and generally determined based upon value) produce or are held for the production of "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to distributions they receive from the PFIC and gain, if any, they derive from the sale or other disposition of their stock in the PFIC.

        For purposes of these tests, "passive income" generally includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations.

        If we would otherwise be a PFIC in our "start-up year" (defined as the first taxable year we earn gross income) as a result of a delay in purchasing vessels with the proceeds of the offering, we will not be treated as a PFIC in that taxable year, provided that (i) no predecessor corporation was a PFIC, (ii) it is established to the United States Internal Revenue Service's satisfaction that we will not be a PFIC in either of the two succeeding taxable years, and (iii) we are not, in fact, a PFIC for either succeeding taxable year. We will attempt to conduct our affairs in a manner so that, if applicable, we will satisfy the start-up year exception, but we cannot assure you that we will so qualify.

        For purposes of these tests, income derived from the performance of services does not constitute "passive income." By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our planned operations and certain estimates of our gross income and gross assets, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our spot chartering activities as services income, rather than rental income. Accordingly, we believe that (1) our income from our spot chartering activities does not constitute passive income and (2) the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Moreover, in a recent case not concerning PFICs, Tidewater Inc. v. U.S., 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court's ruling was contrary to the position of the U.S. Internal Revenue Service, which we sometimes refer to as the IRS, that the time charter income should be treated as services income. Moreover, that case dealt with time charters, while substantially all of our income will be generated from the movement of freight at spot rates under contracts whose terms we anticipate will differ in material respects from those in the time charters at issue in Tidewater. No assurance can be given that the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

        If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. shareholders would face adverse U.S. tax consequences. Under the PFIC rules, unless a shareholder makes certain elections available under the Code (which elections could themselves have adverse consequences for such shareholder, as discussed under the section captioned

"U.S. Federal Income Tax Considerations to Shareholders—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences"), such shareholder would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions and upon any gain from the disposition of our Common Stock, plus interest on such amounts, as if such excess distribution or gain had been recognized ratably over the shareholder's holding period of our common stock. See the section captioned "U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Because we will generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations.

        We will generate all of our revenues in U.S. dollars, but we may incur drydocking costs and special survey fees in other currencies. If our expenditures on such costs and fees were significant, and the U.S. dollar were weak against such currencies, our business, results of operations, cash flows, financial condition and ability to pay dividends could be adversely affected.

RISK FACTORS RELATED TO OUR COMMON STOCK

The concentration of our capital stock ownership with Genco and its affiliates and the superior voting rights of our Class B Stock held by Genco will limit our Common Stock holders' ability to influence corporate matters.

        Under our amended and restated articles of incorporation that will be in effect before the closing of this offering, our Class B Stock will have 15 votes per share, and our Common Stock will have one vote per share resulting in Genco controlling in excess of 50% of the combined voting power of these two classes of stock. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding Common Stock and Class B Stock, voting together as a single class. Upon the closing of this offering, Genco will own shares of Class B Stock representing            % of the voting power of our outstanding capital stock (            % if the underwriters exercise their over-allotment option in full) through its wholly-owned subsidiary, Genco Investments LLC. In addition, pursuant to the a subscription agreement to be entered into between us and Genco Investments LLC at or prior to the consummation of this offering, for so long as Genco Investments LLC or its affiliates holds at least 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock, Genco Investments LLC will be entitled to receive an additional number of shares of Class B Stock equal to 2% of the number of shares of Common Stock issued after the consummation of this offering, excluding any shares of Common Stock issuable upon the exercise of the underwriters' over-allotment option in this offering or issued as an award or issuable upon exercise of an award under our 2009 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus from Genco Investments LLC's $75,000,000 capital contribution exists to cover the par value of such additional shares, in which case Genco Investment LLC will pay us the par value of such shares. In addition, our directors or officers who are affiliated with Genco or other individuals providing services under the Management Agreement who are affiliated with Genco may receive equity awards under our 2009 Equity Incentive Plan.

        Through its ownership of our Class B Stock, its role as our Manager and the issuance of equity awards to individuals affiliated with Genco, Genco will have substantial control and influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual-class stock structure, Genco will continue to be able to control all matters submitted to our shareholders for approval even though it will own significantly less than 50% of the aggregate number of outstanding shares of our Common Stock and Class B Stock. This concentrated control limits our Common Stock holders' ability to influence corporate matters and, as a result, we may take actions that our Common Stock holders do not view as beneficial. As a result, the market price of our Common Stock could be adversely affected.

Because we are a foreign corporation, you may not have the same rights or protections that a shareholder in a United States corporation may have.

        We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for our shareholders to protect their interests. Our corporate affairs are governed by our amended and restated articles of incorporation and by-laws and the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions and there have been few judicial cases in the Marshall Islands interpreting the BCA. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling stockholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Provisions of our amended and restated articles of incorporation and by-laws and our shareholder rights plan may have anti-takeover effects which could adversely affect the market price of our Common Stock.

        Several provisions of our amended and restated articles of incorporation and by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Dual Class Stock

        Our dual class stock structure, which will consist of Common Stock and Class B Stock, gives Genco and its affiliates control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

  Blank Check Preferred Stock.

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. However, so that Genco may comply with a provision in its existing credit facility, our amended and restated articles of incorporation and the Omnibus Agreement that we will enter into with Genco will provide that we will not issue any shares of preferred stock without the prior written consent of Genco. We therefore do not anticipate that we will be able to issue preferred stock for the foreseeable future.

  Classified Board of Directors.

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors.

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders.

        Our amended and restated articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our by-laws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        Our by-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

        In addition, we have entered into a shareholder rights plan that makes it more difficult for a third party to acquire us without the support of our board of directors. See "Description of Capital Stock—Shareholder Rights Plan" for further details.

It may not be possible for our investors to enforce U.S. judgments against us.

        We are incorporated in the Republic of the Marshall Islands, and we expect most of our future subsidiaries will also be organized in the Marshall Islands. We expect that substantially all of our assets and those of our subsidiaries will be located outside the United States. As a result, it may be difficult or impossible for United States shareholders to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in United States courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of United States courts obtained in actions against us based upon the civil liability provisions of applicable

United States federal and state securities laws or (2) would enforce, in original actions, liabilities against us based upon these laws.

Future sales of our Common Stock could cause the market price of our common stock to decline.

        The market price of our Common Stock could decline due to sales of a large number of shares in the market, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of Common Stock. We have entered into a registration rights agreement with Genco that entitles it to have all the shares of our common stock that it owns registered for sale in the public market under the Securities Act.

Purchasers in this offering will experience immediate and substantial dilution of $            per share of Common Stock.

        The assumed initial public offering price per share of Common Stock exceeds the pro forma net tangible book value per share of Common Stock and Class B Stock, immediately after this offering. Based on an assumed initial public offering price of $            per share, you will incur immediate and substantial dilution of $            per share. Please read "Dilution" for a more detailed description of the dilution that you will experience upon the completion of this offering.

As a key component of our business strategy, we intend to issue additional shares of Common Stock or other securities to finance our growth. These issuances, which would generally not be subject to shareholder approval,will dilute your ownership interests and may depress the market price of the Common Stock.

        We plan to finance potential future expansions of our fleet primarily through equity financing and internally generated cash flow. Therefore, subject to the rules of the New York Stock Exchange, we plan to issue additional shares of Common Stock, and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances from time to time.

        The issuance by us of additional shares of Common Stock or other equity securities of equal or senior rank will have the following effects:

  •
  our existing shareholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for dividends payable on our common stock may decrease;

  •
  the relative voting strength of each previously outstanding share may be diminished; and

  •
  the market price of our Common Stock may decline.

In addition, if we issue shares of our Common Stock in a future offering at a price per share lower than the price per share in this offering, it will be dilutive to purchasers of Common Stock in this offering.

There is no existing market for our Common Stock, and we cannot be certain that an active trading market or a specific share price will be established.

        Prior to this offering, there has been no public market for shares of our Common Stock. We intend to seek approval for listing of our Common Stock on the New York Stock Exchange, under the symbol "BDI." We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares of our Common Stock will be determined by negotiations between us and the underwriters, and may not be indicative of the price that will prevail in the trading market following this offering. The market price for our Common Stock may decline below the initial public offering price, and our stock price is likely to be volatile following this offering.

If the stock price of our Common Stock fluctuates after this offering, you could lose a significant part of your investment.

        The market price of our Common Stock may be influenced by many factors, many of which are beyond our control, including those described above under "—Risk Factors Related to Our Business and Operations" and the following:

  •
  the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

  •
  announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

  •
  variations in quarterly operating results;

  •
  general economic conditions;

  •
  terrorist acts;

  •
  future sales of our Common Stock or other securities; and

  •
  investors' perception of us and the drybulk shipping industry.

        As a result of these factors, investors in our Common Stock may not be able to resell their shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance.

We have agreed to restrict our ability to issue preferred stock or take other actions that may result in a default under Genco's credit facility, which may limit how we conduct our business.

        So that Genco may comply with a provision in its existing credit facility, our amended and restated articles of incorporation and the Omnibus Agreement that we will enter into with Genco will provide that we will not issue any shares of preferred stock without the prior written consent of Genco. We therefore do not anticipate that we will be able to issue preferred stock for the foreseeable future. As a result, our options for raising additional capital that we may require for future operations or growth, or our ability to enter into mergers, acquisitions, or other strategic transactions our shareholders may consider to be in our best interests, may be limited. The Omnibus Agreement will also provide that we will use our commercially reasonable efforts not to take any action that would result in an event of default under Genco's existing credit facility or the terms of any future credit facility that Genco may enter into to the extent such terms impose no greater restrictions on Genco's subsidiaries than its existing credit facility. We may therefore have to take actions or forego opportunities that would otherwise be in our best interests in order to prevent an event of default under Genco's credit facility. For example, this may restrict, among other things, our ability to make acquisitions or investments in other companies, our ability to borrow generally, the terms we may enter into in a credit facility of our own, or our ability to expand our operations into other lines of business.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate, as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as "may," "will," "could," "should," "would," "expect," "plan," "anticipate," "intend," "forecast," "believe," "estimate," "predict," "propose," "potential," "continue" or the negative of these terms or other comparable terminology.

        Forward-looking statements appear in a number of places and include statements with respect to, among other things:

  •
  expectations of our ability to pay dividends on our common stock;

  •
  future financial condition or results of operations and future revenues and expenses;

  •
  the repayment of our debt, if any;

  •
  general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

  •
  expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

  •
  planned capital expenditures and the ability to fund capital expenditures from external financing sources;

  •
  the need to establish reserves that would reduce dividends on our common stock;

  •
  future supply of, and demand for, drybulk cargoes;

  •
  changes in demand or rates in the drybulk shipping industry;

  •
  changes in the supply of or demand for drybulk products, generally or in particular regions;

  •
  changes in the supply of drybulk carriers, including newbuilding of vessels or lower than anticipated scrapping of older vessels;

  •
  changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;

  •
  increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

  •
  the adequacy of our insurance arrangements;

  •
  changes in general domestic and international political conditions;

  •
  changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

  •
  the ability to leverage Genco's relationships and reputation in the shipping industry;

  •
  the ability to maximize the use of vessels;

  •
  operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

  •
  expected pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

  •
  expected financial flexibility to pursue acquisitions and other expansion opportunities;

  •
  the ability to compete successfully for future chartering and newbuilding opportunities;

  •
  the anticipated incremental general and administrative expenses as a public company and expenses under service agreements with other affiliates of Genco;

  •
  the anticipated taxation of our company and distributions to our shareholders;

  •
  the expected lifespan of our vessels;

  •
  the expected demand in the drybulk shipping sector in general and the demand for vessels in particular;

  •
  customers' increasing emphasis on environmental and safety concerns;

  •
  anticipated funds for liquidity needs and the sufficiency of cash flows; and

  •
  our business strategy and other plans and objectives for future operations.

        Forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore are subject to a number of risks, uncertainties and assumptions, including those risks discussed in "Risk Factors" and those risks discussed in other reports we file with the SEC. The risks, uncertainties and assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million from the sale of shares of Common Stock offered by this prospectus, assuming an initial public offering price of $            per share and after deducting underwriting discounts and commissions and estimated offering expenses. Based upon the number of shares of Common Stock offered by us in this offering as set forth on the cover page of this prospectus, a $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We expect to use the net proceeds from this offering, as well as a $75,000,000 capital contribution that Genco plans to make to us in exchange for shares of our Class B Stock, to fund future vessel acquisitions as well as provide working capital. Genco will provide this capital contribution from its existing cash as well as cash from operations. Although we have not entered into any specific transactions at this time, we expect our total expenditures to acquire vessels through the end of 2010 to be from $            to $            . See "Business—Fleet."

 CAPITALIZATION

        The following unaudited table sets forth our capitalization at                        , 2009, on an actual basis and as adjusted to give effect to (i) the sale of the Common Stock we are offering after deduction of the underwriting discount and commissions and (ii) the capital contribution by Genco Investments LLC to us of $75,000,000 prior to the closing of this offering:

As of , 2009
	Actual	As Adjusted
(in thousands)
Total cash and cash equivalents	$

Capital stock, par value $0.01 per share: 100 shares authorized; 100 and 0 shares issued and outstanding actual and as adjusted, respectively(1)
Common Stock, par value $0.01 per share: 500,000,000 shares authorized; 0 and shares issued and outstanding actual and as adjusted, respectively
Class B Stock, par value $0.01 per share: 100,000,000 shares authorized; 0 and shares issued and outstanding actual and as adjusted, respectively
Total shareholders' equity
Total capitalization	$

(1)
Issued to Genco Investments LLC in connection with our incorporation. Genco Invesments LLC will surrender these shares in connection in connection with its subscription for Class B Stock prior to the closing of this offering.

 DILUTION

        Dilution is the amount by which the offering price per share of Common Stock will exceed the net tangible book value per share of our Common Stock and Class B Stock after this offering. Assuming an initial public offering price of $                        per share of Common Stock, on a pro forma basis as of                        , 2009, after giving effect to this offering of Common Stock, the application of the net proceeds in the manner described under "Use of Proceeds" and the formation and contribution transactions related to this offering, our pro forma net tangible book value would have been $             million, or $            per share. Purchasers of our Common Stock in this offering will experience substantial and immediate dilution in net tangible book value per share, as illustrated in the following table.

Assumed initial public offering price per share of Common Stock		$
Pro forma net tangible book value per share before this offering(1)	$
Increase in net tangible book value per share attributable to purchasers in this offering
Less: Pro forma net tangible book value per share after this offering(2)
Immediate dilution in net tangible book value per share to purchasers in this offering		$

(1)
Determined by dividing the                   shares of our Common Stock and                   shares of our Class B Stock to be issued to Genco Investments LLC, a wholly owned subsidiary of Genco, for its contribution of $75,000,000 to us into the net tangible book value of the contributed assets.

(2)
Determined by dividing the total number of shares of Common Stock and Class B Stock (                    Common Stock and                    Class B Stock) to be outstanding after this offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering.

        The following table sets forth, on a pro forma basis as of                   , 2009, the number of shares of Common Stock that we will issue and the total consideration contributed or paid to us by the purchasers of Common Stock in this offering or Class B Stock upon consummation of the transactions contemplated by this prospectus.

        Genco will only acquire Class B Stock prior to the consummation of this offering, and new investors will only acquire Common Stock in this offering.

	Shares Acquired			Total Consideration
	Number	Percent		Amount	Percent
Genco Shipping & Trading Limited			%	$		%
New investors

 OUR DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

        You should read the following discussion of our dividend policy and restrictions on dividends in conjunction with specific assumptions included in this section. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Our Dividend Policy

        Our dividend policy reflects a basic judgment that our shareholders will be better served by our distributing our Cash Available for Distribution rather than retaining it. We believe that we will generally finance any capital expenditures relating to vessel acquisitions from external financing sources rather than cash flows from operations.

        We intend to adopt a dividend policy to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. Dividends will be paid equally on a per-share basis between our Common Stock and our Class B Stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

        The following table illustrates the calculation of Cash Available for Distribution (non-cash adjustments we may disregard are not included):

Net Income Less Fleet Related Capital Maintenance Expenditures Plus Non-Cash Compensation Cash Available for Distribution

Limitations on Dividends and Our Ability to Change Our Dividend Policy

        There is no guarantee that our shareholders will receive quarterly dividends from us. Our dividend policy may be changed at any time by our board of directors and is subject to certain restrictions, including:

  •
  Our shareholders have no contractual or other legal right to receive dividends.

  •
  Our board of directors has authority to establish reserves for the prudent conduct of our business, after giving effect to contingent liabilities, the terms of any credit facilities we may enter into, our other cash needs and the requirements of Marshall Islands law. The establishment of these reserves could result in a reduction in dividends to you. We do not anticipate the need for reserves at this time.

  •
  Our board of directors may modify or terminate our dividend policy at any time. Even if our dividend policy is not modified or revoked, the amount of dividends we pay under our dividend policy and the decision to pay any dividend is determined by our board of directors.

  •
  Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restriction contained in the company's articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

  •
  We may lack sufficient cash to pay dividends due to decreases in net voyage revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, capital expenditures or other anticipated or unanticipated cash needs.

  •
  Our dividend policy may be affected by restrictions on distributions under any credit facilities we may enter into, which contain material financial tests and covenants that must be satisfied. If we are unable to satisfy these restrictions included in the credit facilities or if we are otherwise in default under the facilities, we would be prohibited from making cash distributions to you, notwithstanding our stated cash dividend policy.

  •
  While we intend that future acquisitions to expand our fleet will enhance our ability to pay dividends over time, acquisitions could limit our Cash Available for Distribution.

        Our ability to make distributions to our shareholders will depend upon the performance of subsidiaries we will form to own and operate vessels, which are our principal cash-generating assets, and their ability to distribute funds to us. The ability of our ship-owning or other subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable corporate or limited liability company laws and other laws and regulations.

        We have no operating history upon which to rely as to whether we will have sufficient cash available to pay dividends on our common stock. In addition, the drybulk vessel spot charter market is highly volatile, and we cannot accurately predict the amount of cash distributions, if any, that we may make in any period. Factors beyond our control may affect the charter market for our vessels, our charterers' ability to satisfy their contractual obligations to us, and our voyage and operating expenses. Until we acquire vessels and deploy them on charters, we will not generate cash from operations for dividends. Accordingly, it may take substantial time following the closing of this offering before it would be possible for us to pay any dividends.

 SELECTED BALANCE SHEET DATA

        We were incorporated on October 6, 2009 and have no operating history. The following balance sheet as of October 6, 2009 has been derived from our audited financial statement which is included in this prospectus. The balance sheet information provided below should be read in conjunction with the accompanying financial statement and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

As of October 6, 2009
Cash	$1

Total assets	$1

Liabilities and shareholder's equity
Liabilities	$—

Shareholder's equity
Capital stock, $0.01 par value per share; 100 shares issued and outstanding	$1

Total shareholder's equity	$1

Total liabilities and shareholder's equity	$1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the audited financial statement and related notes of Baltic Trading Limited included elsewhere in this prospectus. The financial statements have been prepared in accordance with GAAP and are presented in U.S. Dollars unless otherwise indicated.

        This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, see the sections entitled "Forward-Looking Statements" and "Risk Factors."

Overview

        We are a Marshall Islands corporation recently formed to own and employ drybulk vessels in the spot market. We will employ a chartering strategy intended to maximize cash flow from our vessels through trading in the spot market, on spot market-related time charters known as trip charters, or in vessel pools trading in the spot market. We anticipate opportunities to grow our fleet through acquisitions of existing vessels from other parties as well as newbuildings.

Future Results of Operations

        Baltic Trading Limited is a newly formed company and, accordingly, has no results of operations as of the date of this prospectus. We do not expect to have any revenues until we acquire at least one vessel and commence a charter for such vessel, after which time our revenues will consist primarily of charterhire. Our ongoing cash expenses are expected to consist of fees and reimbursements under our Management Agreement and other expenses directly related to the operation of our vessels and certain administrative expenses. We do not expect to have any income tax liabilities in the Marshall Islands but may be subject to tax in the United States on revenues derived from voyages that either begin or end in the United States. See "Tax Considerations."

        We expect that our financial results will be largely driven by the following factors:

  •
  the number of vessels in our fleet and their charter rates;

  •
  the number of days that our vessels are utilized and not subject to drydocking, special surveys or otherwise off-hire; and

  •
  our ability to control our fixed and variable expenses, including our ship management fees, our operating costs and our general, administrative and other expenses, including insurance. Operating costs may vary from month to month depending on a number of factors, including the timing of purchases of lube oil, crew changes and delivery of spare parts.

Lack of Historical Operating Data for Vessels before Their Acquisition

        Consistent with shipping industry practice, we may not be able obtain the historical operating data for our purchased vessels from the sellers, in part because that information may not be material to our decision to make acquisitions. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Should this information be available, we will request that it is provided. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller's technical manager and the seller is automatically terminated and the vessel's trading certificates are revoked by its flag state following a change in ownership.

        In addition, and consistent with shipping industry practice, but depending on the individual facts and circumstances, we will likely treat the acquisition of a vessel (whether acquired with or without charter) from unaffiliated parties as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we may, in the future, acquire some vessels with time charters. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer's entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not generally transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

        When we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

  •
  obtain the charterer's consent to us as the new owner;

  •
  obtain the charterer's consent to a new technical manager;

  •
  obtain the charterer's consent to a new flag for the vessel;

  •
  arrange for a new crew for the vessel;

  •
  replace all hired equipment on board, such as gas cylinders and communication equipment;

  •
  negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

  •
  register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

  •
  implement a new planned maintenance program for the vessel; and

  •
  ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

        The following discussion is intended to help you understand how acquisitions of vessels would affect our business and results of operations:

        Our business will be comprised of the following main elements:

  •
  employment and operation of our vessels; and

  •
  management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessels.

        The employment and operation of our vessels will require the following main components:

  •
  vessel maintenance and repair;

  •
  crew selection and training;

  •
  vessel spares and stores supply;

  •
  contingency response planning;

  •
  onboard safety procedures auditing;

  •
  accounting;

  •
  vessel insurance arrangement;

  •
  vessel chartering;

  •
  vessel hire management;

  •
  vessel surveying; and

  •
  vessel performance monitoring.

        The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels will require the following main components:

  •
  management of our financial resources, including banking relationships, such as the administration of bank loans and bank accounts;

  •
  management of our accounting system and records and financial reporting;

  •
  administration of the legal and regulatory requirements affecting our business and assets; and

  •
  management of the relationships with our service providers and customers.

        The principal factors that will affect our profitability, cash flows and shareholders' return on investment include:

  •
  rates and periods of charter hire;

  •
  levels of vessel operating expenses;

  •
  depreciation expenses;

  •
  financing costs;

  •
  capital expenditures; and

  •
  fluctuations in foreign exchange rates.

Voyage Revenues

        Voyage revenues are driven primarily by the number of vessels that we will have in our fleet, the number of calendar days during which our vessels will generate revenues and the amount of daily charter hire that our vessels will earn under charters. These, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we will spend positioning our vessels, the amount of time that our vessels will spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the drybulk carrier market and other factors affecting spot market charter rates for our vessels.

        Vessels operating in the spot charter market generate revenues that are less predictable than those operating on time charters but may enable us to capture increased profit margins during periods of improvements in charter rates. Conversely, by operating in the spot charter market, we will be exposed to the risk of declining charter rates, which may have a materially adverse impact on our financial performance.

Plan of Operation

        Our plan of operation for the remainder of 2009 and the first half of 2010 is to:

  •
  Seek to acquire up to seven drybulk vessels, with a focus on Capesize, Panamax, and Supramax vessels, using proceeds from this offering and cash flow from operations.

  •
  Seek to enter into a revolving credit facility to provide, among other things, for bridge financing for potential vessel acquisitions.

  •
  Hire personnel as needed to support our operations.

Given the price ranges of the types of vessels we plan to acquire, we believe that the proceeds from this offering will satisfy our cash requirements during this period. We do not believe it will be necessary in the six months after the closing of this offering to raise additional funds to meet expenditures for operating our business.

Time Charter Equivalent (TCE)

        A standard maritime industry performance measure is the daily time charter equivalent, or daily TCE. Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of calendar days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by our vessels.

Vessel Operating Expenses

        Our vessel operating expenses will include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We anticipate that our vessel operating expenses, which generally represent fixed costs, will increase as we add vessels to our fleet. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance and crew wages, may also cause these expenses to increase.

Voyage Expenses

        To the extent we operate our vessels on voyage charters in the spot market, we will be responsible for all voyage expenses. Voyage expenses are all expenses unique to a particular voyage, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. We expect that our voyage expenses will vary depending on the number of vessels in our fleet and the extent to which we enter into voyage charters in the spot market as opposed to trip charters or vessel pools, in which we would not be responsible for voyage expenses. See "Business—Our Charters—Chartering Strategy" for a description of the types of arrangements we may make for our vessels.

Depreciation and Amortization

        We will depreciate our vessels on a straight-line basis over their estimated useful lives, which we expect to be approximately 25 years from the date of their initial delivery from the shipyard, based on the types of vessels we plan to purchase. Depreciation is based on cost less estimated residual value. We will defer the total costs associated with a drydocking and amortize these costs on a straight-line basis over the period to the next scheduled drydocking.

General and Administrative Expenses

        Our general and administrative expenses will include fees payable under our Management Agreement with Genco, directors' fees, office rent, travel, communications, insurance, legal, auditing, investor relations and other professional expenses. We expect our general and administrative expenses to range from $1,500,000 to $2,000,000 for our first twelve months of operations, excluding non-cash compensation, and expect to utilize cash of approximately $125,000 to $170,000 per month for these expenses.

Liquidity and Capital Resources

        Our primary initial sources of capital will be Genco's capital contribution of $75,000,000 for                        shares of our Class B Stock and the net proceeds from this offering of our Common Stock, which are expected to be $                        after deduction of the underwriting discount and commissions. We will require capital to fund ongoing operations, acquisitions and potential debt service, for which we expect the main sources to be cash flow from operations and equity offerings. We plan to finance potential future expansions of our fleet primarily through equity financing, which we expect will mainly consist of issuances of additional shares of our Common Stock, and internally generated cash flow. We may enter into a credit facility to provide, among other potential purposes, bridge financing for vessel acquisitions. We do not anticipate that such a credit facility will be used to satisfy our long-term capital needs. If we are unable to complete equity issuances at prices that we deem acceptable, our internally generated cash flow is insufficient, or we cannot enter into a credit facility on favorable terms, we may need to revise our growth plan or consider alternative forms of financing. We anticipate that internally generated cash flow and the proceeds from this offering will be sufficient to fund the operations of our fleet, including our working capital requirements, through the end of our fiscal year ending December 31, 2010.

        Our business will be capital intensive, and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer drybulk vessels and the selective sale of older drybulk vessels. These acquisitions will be principally subject to management's expectation of future market conditions as well as our ability to acquire drybulk vessels on favorable terms.

        Our dividend policy will also impact our future liquidity position. We currently intend to pay a variable quarterly dividend equal to our Cash Available for Distribution from the previous quarter, subject to any reserves the board of directors may from time to time determine are required. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, debt amortization, acquisitions of additional assets and working capital.

Contractual Obligations

        As of the date of this prospectus, we do not have any material contractual obligations, except for the payment of fees to our advisers upon the consummation of this offering as described in this prospectus.

Consolidation

        We expect that we will continue to be consolidated into Genco's financial statements following the closing of this offering. Accordingly, we plan to conform to Genco's accounting principles in our financial statements.

Critical Accounting Policies

        Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe will be our most critical accounting policies that will involve a high degree of judgment and the methods of their application upon the acquisition of our fleet.

        Vessel acquisitions.    When we enter into an acquisition transaction, we will determine whether the acquisition transaction was the purchase of an asset or a business based on the facts and circumstances of the transaction. As is customary in the shipping industry, the purchase of a vessel is normally treated as a purchase of an asset as the historical operating data for the vessel is not reviewed nor is material to our decision to make such acquisition.

        If a vessel is acquired with an existing time charter, we allocate the purchase price of the vessel and the time charter based on, among other things, vessel market valuations and the present value (using an interest rate which reflects the risks associated with the acquired charters) of the difference between (i) the contractual amounts to be paid pursuant to the charter terms and (ii) management's estimate of the fair market charter rate, measured over a period equal to the remaining term of the charter. The capitalized above-market (assets) and below-market (liabilities) charters are amortized as a reduction or increase, respectively, to voyage revenues over the remaining term of the charter.

        Recognition of revenues and voyage and vessel operating expenses.    Revenues will be generated from the hire that we will receive under charters. We will generally record charter revenues over the term of the charter as service is provided. In spot charters, operating costs including crews, maintenance and insurance, fuel, and port charges are typically paid by the owner of the vessel. There are certain other non-specified voyage expenses which will be borne by us. We will recognize voyage expenses and vessel operating expenses when incurred.

        Due from charterers, net Due from charterers, net will include accounts receivable from charters net of the provision for doubtful accounts. At each balance sheet date, we plan to establish the provision based on a review of all outstanding charter receivables.

        Our revenue will be based on contracted charterparties. However, there is always the possibility of dispute over terms and payment of hires and freights. In particular, disagreements may arise as to the responsibility of lost time and revenue due to us as a result. Accordingly, we will periodically assess the recoverability of amounts outstanding and estimate a provision if there is a possibility of non-recoverability.

        Depreciation.    We expect to record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We will depreciate our drybulk vessels on a straight-line basis over their estimated useful lives, expected to be approximately 25 years from the date of initial delivery from the shipyard, based on the types of vessels we plan to purchase. Depreciation is based on cost less the estimated residual scrap value. Based on the current market and the types of vessels we plan to purchase, we expect the residual values of our vessels will be based upon a value of approximately $175 per lightweight ton. An increase in the useful life of a drybulk vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a drybulk vessel or in its residual value would have the effect of increasing the annual depreciation charge. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, we will adjust the vessel's useful life to end at the date such regulations preclude such vessel's further commercial use.

        Deferred drydocking costs.    We expect our vessels will be required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are operating. We defer the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Deferred drydocking costs will include actual costs incurred at the drydock yard; cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee the drydocking.

        Impairment of long-lived assets.    We will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. In the evaluation of the fair value and future benefits of long-lived assets, we will perform an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value will be reduced to its fair value. Various factors including anticipated future charter rates, estimated scrap values, future drydocking costs and estimated vessel operating costs, will be included in this analysis.

Off-Balance Sheet Arrangements

        We currently do not have any off-balance sheet arrangements.

Inflation

        We expect that inflation will have only a moderate effect on our expenses under current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase our operating, voyage, general and administrative, and financing costs. However, we expect our costs to increase based on the anticipated increased costs for crewing, lube oil, and bunkers.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        The international shipping industry is a capital intensive industry, requiring significant amounts of investment. We plan to seek to enter into a revolving credit facility that will provide us with bridge financing for potential vessel acquisitions. Our interest expense under any such credit facility will be affected by changes in the general level of interest rates. Increasing interest rates could adversely impact our future earnings.

Currency and exchange rates risk

        The international shipping industry's functional currency is the U.S. Dollar. We expect that virtually all of our revenues and most of our operating costs will be in U.S. Dollars. We expect to incur certain operating expenses in currencies other than the U.S. dollar, and we expect the foreign exchange risk associated with these operating expenses to be immaterial.

THE INTERNATIONAL DRYBULK SHIPPING INDUSTRY

        All the information and data presented in this section, including the analysis of the various sectors of the drybulk shipping industry, has been provided by Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry's database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry's database; (c) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Industry Overview

        The seaborne transportation industry is a vital link in international trade, with ocean going vessels representing the most efficient, and often the only, method of transporting large volumes of basic commodities and finished products. In 2008, approximately 5.1 billion tons of dry cargo was transported by sea, which represents approximately 57% of total global seaborne trade. Drybulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Drybulk cargo is generally categorized as either major drybulk or minor drybulk. Major drybulk cargo constitutes the vast majority of drybulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor drybulk cargo includes products such as agricultural products (other than grain), mineral cargoes, cement, forest products and steel products and represents the balance of the drybulk industry. Other drybulk cargo is categorized as container cargo, which is shipped in 20- or 40- foot containers and includes a wide variety of either finished products, or non-container cargo, which includes other drybulk cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals.

        The following table presents the breakdown of global seaborne trade by type of cargo in 2000 and 2008.

World Seaborne Trade: 2000 & 2008

	Trade— Million Tons
				% Total Trade
			CAGR(1) 2000-08%
	2000	2008		2000	2008
Dry Cargo
Major Bulks	1,249	1,950	5.7%
Coal	539	830	5.5%	8.2	9.2
Iron Ore	489	886	7.7%	7.5	9.8
Grain	221	235	0.7%	3.4	2.6
Minor Bulks	901	1,087	2.4%	13.8	12.0
Total Drybulk	2,150	3,037	4.4%
Container Cargo	620	1,375	10.5%	9.5	15.2
Non Container/General Cargo	720	705	-0.3%	11.0	7.8
Total Dry Cargo	3,490	5,117	4.9%	53.4	56.5
Liquid Cargo	3,051	3,942	3.3%	46.6	43.5
Total Seaborne Trade	6,541	9,059	4.2%	100.0	100.0

(1)
Compound annual growth rate.

Source: Drewry

        Limited data is available for 2009, but the early indications suggest that in line with the downturn in the world economy the volume of seaborne trade in all of the major commodity groups has declined from the levels achieved in 2008.

Drybulk Trade

        Drybulk trade is influenced by the underlying demand for the drybulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for marine drybulk transportation services. The following chart demonstrates the change in world drybulk trade between 2000 and 2008.

Drybulk Trade Development: 2000 to 2008
(Million Tons)

Source: Drewry

        Historically, certain economies have acted as the primary drivers of drybulk trade. In the 1990s, Japan was the driving force of increases in ton-miles, when buoyant Japanese industrial production stimulated demand for imported drybulk commodities. More recently, China and, to a lesser extent, India have been the main drivers behind the recent increase in seaborne drybulk trade, as high levels of economic growth have generated increased demand for imported raw materials.

        The following table illustrates China's and India's gross domestic product growth rates compared to those of the United States, Europe, Japan and the world during the periods indicated.

Real GDP Growth: 2000 to 2008
(% change previous period)

GDP	2000	2001	2002	2003	2004	2005	2006	2007	2008
Global Economy	4.8	2.4	3.0	4.1	5.3	4.4	5.1	5.0	2.8
USA	3.8	0.3	1.6	2.7	3.9	3.1	2.9	2.2	0.4
Europe	3.4	1.7	1.1	1.1	2.1	1.8	3.0	2.7	0.6
Japan	2.8	0.4	-0.3	1.8	2.7	1.9	2.4	2.1	-0.7
China	8.0	7.5	8.3	10.0	10.1	10.4	11.6	11.9	9.0
India	5.1	4.4	4.7	7.4	7.0	9.1	9.8	9.3	7.5

Source: Drewry

        The impact of the rapid expansion of Asian economies on drybulk trade growth can be seen below. In the 1990s, the average CAGR in seaborne trade was 2.8%, but in the period 2000-2008, the average annual rate jumped to 4.4%.

Drybulk Trade*—Growth Rates by Period
(CAGR—Percent)

*
Based on tons

Source: Drewry

        The following is an overview of changes in seaborne trade in major and minor bulk cargoes in the period 2000 to 2008.

Drybulk Seaborne Trade: 2000 to 2008
(Million Tons)

	2000	2001	2002	2003	2004	2005	2006	2007	2008	CAGR%(1) 2000/2008
Coal	539	587	590	619	650	675	769	833	830	5.5
Iron Ore	489	503	544	580	644	715	759	823	886	7.7
Grain	221	213	210	211	208	212	221	228	235	0.7
Minor Bulks	901	890	900	957	1,025	1,000	1,035	1,075	1,087	2.4
Total	2,150	2,193	2,244	2,367	2,526	2,602	2,783	2,958	3,037	4.4

(1)
Compound annual growth rate.

Source: Drewry

  Coal

        Asia's rapid industrial development has contributed to strong demand for coal, which accounted for roughly a third of the total growth of seaborne drybulk trade between 2000 and 2008. Coal is divided into two main categories: thermal (or steam) and coking (or metallurgical). Thermal coal is used mainly for power generation, whereas coking coal is used to produce coke to feed blast furnaces in the production of steel.

        Expansion in air-conditioned office and factory space, along with industrial use, has increased demand for electricity, of which nearly half is generated from coal-fired plants, thus increasing demand for thermal coal. In addition, Japan's domestic nuclear power generating industry has suffered from safety problems in recent years, leading to increased demand for oil, gas and coal-fired power generation. Furthermore, the high cost of oil and gas has led to increasing development of coal-fired electricity plants around the world, especially in Asia. Future prospects are heavily tied to the steel industry. Coking coal is of higher quality than thermal coal (i.e. more carbon and fewer impurities) and its price is both higher and more volatile.

        Increases in steam coal demand have been significant, as both developed and developing nations require increasing amounts of electric power. The main exporters of coal are Australia, South Africa, Russia, Indonesia, United States, Colombia and Canada. The main importers of coal are Europe, Japan, South Korea, Taiwan, India and China. Coal is transported primarily by Capesize and Panamax vessels.

  Iron Ore

        Iron ore is used as a raw material for the production of steel, along with limestone and coking (or metallurgical) coal. Steel is the most important construction and engineering material in the world. In 2008, approximately 886 million tons of iron ore were exported worldwide, with the main importers being China, the European Union, Japan and South Korea. The main producers and exporters of iron ore are Australia and Brazil.

        Chinese imports of iron ore have grown significantly due to increased steel production in the last few years and have been a major driving force in the drybulk sector. In 2008, Chinese iron ore imports increased by approximately 15.7% to 444.1 million tons and despite the downturn in the world economy and global trade they have continued to grow in 2009. In the first eight months of 2009 total Chinese imports of iron ore amounted to 404 million tons.

Chinese Seaborne Iron Ore Imports
(Million Tons)

*
2009 Imports: January-August Only

Source: Drewry

        Chinese imports of iron ore have traditionally come primarily from Australia, Brazil and India. Since 2000, the shares of Indian and Brazilian imports have increased. Australia and Brazil together account for approximately two thirds of global iron ore exports. Although both have seen strong demand from China, Australia continues to benefit the most from China's increased demand for iron ore. India is also becoming a major exporter of iron ore. Unlike Australia and Brazil, which tend to export primarily in the larger Capesize vessels, much of India's exports are shipped in smaller Panamax, Supramax and Handymax vessels.

        The following chart shows how Chinese market share of world iron ore seaborne trade developed between 2000 and 2008.

World Seaborne Iron Ore Trades and Chinese Market Share

Source: Drewry

        The growth in iron ore trades is closely linked to trends in global steel production. World steel production rose steadily between 2000 and 2008, as did Chinese market share, as indicated by the chart below.

World Steel Production and Chinese Market Share

Source: Drewry

        Globally, Chinese steel production and consumption was the principal driver of the drybulk shipping boom fully supported by the iron ore trades. From about 127.2 million tons of crude steel output in 2000, Chinese production increased to approximately 498 million tons in 2008. In the first eight months of 2009 total Chinese steel production amounted to 369 million tons.

  Grains

        Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum) and oil seeds extracted from different crops such as soybeans and cotton seeds. In general, wheat is used for human consumption, while coarse grains are used as feed for livestock. Oil seeds are used to manufacture vegetable oil for human consumption or for industrial use, while their protein-rich residue is used as food for livestock.

        Global grain production is dominated by the United States. Argentina is the second largest producer, followed by Canada and Australia. International trade in grains is dominated by four key exporting regions: North America, South America, Oceania and Europe (including the former Soviet Union). These regions collectively account for over 90% of global exports. In terms of imports, the Asia/Pacific region (excluding Japan) ranks first, followed by Latin America, Africa and the Middle East.

        Historically, international grain trade volumes have fluctuated considerably as a result of regional weather conditions and the long history of grain price volatility and government interventionism. However, demand for wheat and coarse grains are fundamentally linked in the long-term to population growth and rising per capita income.

  Minor Drybulks

        The balance of drybulk trade, minor drybulks, can be subdivided into two types of cargo. The first type includes secondary drybulks or free-flowing cargo, such as agricultural cargoes, bauxite and alumina, fertilizers and cement. The second type is neo-bulks, which include non-free flowing or part manufactured cargo that is principally forest products and steel products, including scrap.

  Major Drybulk Carrier Routes

        Drybulk carriers are one of the most versatile elements of the global shipping fleet in terms of employment alternatives. They seldom operate on round trip voyages with high ballasting times. Rather, the norm is often triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation, and increases in long-haul shipments will have greater impact on overall vessel demand. The following map represents the major global drybulk trade routes:

Major Drybulk Seaborne Trades

Source: Drewry.

Demand for Drybulk Vessels

        Globally, total seaborne trade in all drybulk commodities increased from 2.15 billion tons in 2000 to 3.04 billion tons in 2008, representing a CAGR (compound average growth rate) of 4.4%. Another industry measure of vessel demand is ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of such voyage. Between 2000 and 2008, ton-mile demand in the drybulk sector increased by 44% to 16.1 billion ton-miles, equivalent to a CAGR of 5.0%. The following table illustrates this measure. However, it is clear that with the downturn in the global economy and the drop in drybulk trade, demand for drybulk carriers will be weaker in 2009.

Drybulk Vessel Demand: 2000 to 2008
Billion Ton-Miles

	2000	2001	2002	2003	2004	2005	2006	2007	2008	CAGR(1) 2000/2008%
Coal	2,830	3,082	3,097	3,249	3,412	3,543	3,842	4,166	4,151	5%
Iron Ore	2,689	2,766	2,989	3,192	3,525	3,899	4,113	4,440	4,782	7%
Grain	1,161	1,118	1,102	1,107	1,089	1,112	1,160	1,196	1,231	1%
Minor Bulks	4,456	4,404	4,451	4,723	5,058	5,172	5,431	5,697	5,896	4%
Total	11,138	11,371	11,641	12,274	13,086	13,728	14,547	15,500	16,061	5%

(1)
Compound annual growth rate.

*
includes ton-mile demand for ships below 10,000 dwt.

Source: Drewry

Seasonality

        Two of the three largest commodity drivers of the drybulk industry, coal and grains, are affected by seasonal demand fluctuations. Thermal coal is linked to the energy markets and in general encounters upswings towards the end of the year in anticipation of the forthcoming winter period as power supply companies try to increase their stocks, or during hot summer periods when increased electricity demand is required for air conditioning and refrigeration purposes. Grain production is also seasonal and is driven by the harvest cycle of the northern and southern hemispheres. However, with four nations and the European Union representing the largest grain producers (the United States, Canada and the European Union in the northern hemisphere and Argentina and Australia in the southern hemisphere), harvests and crops reach seaborne markets throughout the year. In 2009 seasonal trading patterns were also disrupted due to Chinese iron ore price negotiations. Taken as a whole, seasonal factors mean that the market for drybulk vessels is often stronger during the winter months.

Supply of Drybulk Vessels

        The world drybulk fleet is generally divided into six major categories, based on a vessel's cargo carrying capacity. These categories consist of: Very Large Ore Carrier, Capesize, Post Panamax, Panamax, Handymax and Handysize.

Category	Size Range—Dwt
Handysize	10-39,999
Handymax	40-59,999
Panamax	60-79,999
Post Panamax	80-109,999
Capesize	110-199,999
VLOC	200,000+
  •
  Handysize.  Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, ships of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

  •
  Handymax.  Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as

    Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers. Hence, the earnings potential of a Supramax drybulk carrier, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.

  •
  Panamax.  Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

  •
  Post Panamax (sometimes known as Kamsarmax). Typically between 80,000 and 109,999 dwt, they tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity. They have been designed specifically for loading high cubic cargoes from draught restricted ports. This type of vessel cannot transit the Panama Canal. The term Kamsarmax stems from Port Kamsar in Guinea, where large quantities of bauxite are exported from a port with only 13.5m draught and a 229m LOA restriction, but no beam restriction. .

  •
  Capesize.  Capesize vessels have carrying capacities of between 110,000 and 199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.

  •
  VLOC.  Very large ore carriers are in excess of 200,000 dwt and are a comparatively new sector of the drybulk carrier fleet. VLOC's are built to exploit economies of scale on long-haul iron ore routes.

Drybulk Vessels—Indicative Deployment by Size Category

Cargo Type	Handysize	Handymax	Supramax	Panamax	Post Panamax/ Kamsarmax	Capesize	VLOC
Iron Ore						X	X
Coal			X	X	X	X	X
Grains			X	X	X
Alumina, Bauxite			X	X	X
Steel Products		X	X	X	X
Forest Products		X	X
Fertilizers		X	X	X
Minerals		X	X	X
Minor Bulks—Other	X	X	X	X

Source: Drewry

        The supply of drybulk shipping capacity, measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide drybulk fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service (i.e., laid up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, second-hand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market and government and industry regulation of marine transportation practices.

        The supply of drybulk vessels is not only a result of the number of vessels in service, but also the operating efficiency of the fleet. For example, during times of very heavy commodity demand, bottlenecks develop in the form of port congestion, which absorbs fleet capacity through delays in loading and discharging of cargo.

        As of August 31, 2009, the world fleet of drybulk vessels consisted of 6,932 vessels, totaling 437.5 million dwt in capacity. These figures are, however, based on pure drybulk vessels and exclude a small number of combination vessels.

        The following table presents the world drybulk vessel fleet by size as of August 31, 2009.

Drybulk Vessel Fleet: August 2009

Size Category	Deadweight Tons	Number of Vessels	% of Total Fleet (number)	Total Capacity (million dwt)	% of Total Fleet (dwt)
Handysize	10-39,999	2,654	38.3	72.3	16.5
Handymax	40-59,999	1,763	25.4	86.6	19.8
Panamax	60-79,999	1,377	19.9	98.9	22.6
Post Panamax	80-109,999	251	3.6	22.0	5.0
Capesize	110-199,999	729	10.5	120.5	27.5
VLOC	200,000+	158	2.3	37.3	8.5
Total		6,932	100.0	437.5	100.0

Source: Drewry

        The average age of drybulk vessels in service at this date was approximately 16.0 years. The following chart illustrates the age profile of the global drybulk vessel fleet as of August 2009.

Drybulk Vessel Fleet Age Profile: August 2009
(Millions of Dwt & No of Vessels)

Source: Drewry

        The supply of drybulk vessels depends on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

        As of August 31, 2009, the global drybulk orderbook (excluding options) amounted to 290.6 million dwt, or 66.4% of the existing drybulk fleet. The size of orderbook built up rapidly in the period 2006 to 2008, when strong freight encouraged high levels of new ordering. However, following the collapse in the drybulk market in the second half of 2008, new ordering has almost come to a complete standstill. Together, with the combination of deliveries and orderbook cancellations, the size of the orderbook in relation to the existing fleet has started to fall.

Drybulk Vessel Orderbook: August 31, 2009

	2009		2010		2011		2012		2013		2014+		Total
Size	'No	'000 Dwtt	'No	'000 Dwtt	'No	'000 Dwtt	'No	'000 Dwtt	'No	'000 Dwtt	'No	'000 Dwtt	'No	'000 Dwtt	% of fleet
10-39,999	236	7,198	304	9,482	201	6,664	82	2,796	13	445	1	32	837	26,617	36.8
40-59,999	238	13,276	358	20,186	269	15,191	70	3,950	13	711	1	58	949	53,372	61.7
60-79,999	44	3,260	73	5,441	75	5,548	38	2,565	14	913	0	0	244	17,727	17.9
80-109,999	64	5,593	200	17,204	155	13,618	51	4,349	18	1,549	4	329	492	42,642	193.6
110-199,999	115	20,115	296	50,830	179	29,191	65	10,541	17	2,737	6	1,055	678	114,468	95
200,000+	10	2,768	27	6,838	45	12,850	38	11,292	8	1,834	1	225	129	35,808	95
Total	10	52,209	1,258	109,982	924	83,062	344	35,494	83	8,199	13	1,699	3,329	290,634	66.4

Source: Drewry

        Not all of the vessels on order, especially those for delivery in 2011 and beyond will have financing in place and in the current climate securing funding is proving difficult for many shipowners. Inevitably, delays in accessing funding may well have a knock-on effect in terms of ships being delayed beyond scheduled delivery dates.

        Apart for the lack of funding, it is also apparent that some of the orders which have been placed have been at "greenfield" yards, that is, shipyard facilities which have yet to be constructed and become operational. Some of these yards are also finding it difficult to secure funds to commence the construction of the actual shipyard and this is another reason which is likely to lead to delays in the delivery of new ships. The following chart provides information with respect to the scheduled delivery dates for the drybulk vessels on order as of August 31, 2009.

Drybulk Vessel Orderbook ('000 Dwt) by Delivery Date: August 2009
(By Scheduled Year of Delivery)

Source: Drewry

Deliveries & Slippage

        If all the ships currently on order are delivered on time and to schedule there would be a large influx of newbuildings in 2010 and 2011 in the drybulk sector. However, it is clear that not all ships currently on order will be delivered on time for a number of reasons, including the following:

  •
  In the most recent new ordering spree which peaked in early 2008 shipowners were quoted unrealistic delivery times by some of the less experienced and new emerging shipyards.

  •
  The current economic and financial crisis and the steep depression in shipping markets generally may lead to further orderbook cancellations.

  •
  Financing is not in place for all of the ships on order and in the current climate some owners will find it difficult to secure adequate funding.

  •
  Orders have been placed at "greenfield" shipyards, some of which are also finding it difficult to secure funding for yard development.

  •
  Even before the crisis the less experienced shipyards were experiencing delays in deliveries.

        Delays in deliveries are often referred to as slippage. Historically, slippage rates have tended to be less than 10%, which means that 10% of the ships due to be delivered in any year are in fact delivered in subsequent years. However, in 2007 and 2008 slippage rates rose, as the high level of new ordering that occurred across all market sectors since 2004 led to the commercial vessel orderbook reaching its highest point in history. This placed pressure on shipbuilding capacity, which in turn has forced shipowners to place orders for new ships in countries or yards which have little or no experience in building ships for international customers. Indeed, in some cases the orders have been placed with new shipyards which have yet to construct the actual shipbuilding facilities. Just recently there have been reports that the Chinese government has decided to halt all expansion plans for domestic shipyards in a bid to curb over-capacity.

        In 2008, some 20% of all the ships that should have been delivered in the year will be delivered late, that is they will; be delivered in 2009 or beyond. In the drybulk sector, the evidence suggests that the slippage rate was just below 20% in 2008. The preliminary evidence suggests that slippage has continued to be a feature of the market-place in 2009. At the start of the year some 70 million dwt was scheduled to be delivered in 2009, but by August 2009 just over 23 million dwt had been delivered. Although late reports and deliveries in the period September to December 2009 will inflate the 23 million dwt, it seems probable that not all of the ships scheduled for delivery in the year will be delivered. As previously explained one reason for the delay in deliveries is the inexperience of some of the yards constructing drybulk carriers. Indeed, over 40% of the current drybulk carrier orderbook is with Chinese shipyards, many of whom are struggling to meet scheduled delivery dates.

Drybulk Carrier Orderbook—By Place of Build: August 2009

Source: Drewry

        Taken as whole slippage is a manifestation of the combined effects of (i) shipyards quoting unrealistic delivery times in the first place (ii) inexperience among new shipbuilders and (iii) financing problems associated with both shipowners securing finance and new shipyards obtaining development capital.

        The outcome is that the delivery of new ships to the market-place has been at a slower pace than the headline newbuilding orderbook delivery schedule would suggest. If this situation persists the increases in drybulk carrier supply will be spread out over a longer period of time.

Vessel Scrapping

        The level of scrapping activity is generally a function of the age profile of the fleet, as all ships have finite lives, together with charter market conditions, and operating, repair and survey costs. While strong freight markets persisted, there was minimal scrapping activity, but as freight markets weakened, scrapping activity has picked up. The following chart illustrates the scrapping rates of drybulk vessels for the periods indicated. It can be seen that there has been marked increase in scrapping activity in 2008 and in the first eight months of 2009.

Drybulk Carrier Scrapping

('000 dwt)

(1)
January to August only

Source: Drewry.

Drybulk Carrier Values

        Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates. From 2003 to 2007, high levels of new ordering were recorded across all sectors of shipping, and as a result, newbuilding prices increased significantly, as can be seen in the chart below. However, as freight markets declined in the second half of 2008 new vessel ordering came to an almost complete stop, which made the assessment of newbuilding prices very difficult. Nevertheless, based on the few contracts which have been reported, it is evident that prices for new ships have also weakened in line with the general downturn in the market. Besides the lack of new ordering, the other factor which has pushed prices lower is that the price of steel has also fallen.

        The following chart depicts changes in newbuilding contract prices for drybulk carriers on a monthly basis since 1996 to August 2009.

Drybulk Carrier Newbuilding Prices: 1996-2009
(Million U.S. Dollars)

Source: Drewry

        The dramatic increase in newbuilding prices and the strength of the charter market have also affected values in the secondhand market, to the extent that prices for drybulk carriers rose sharply from 2004 reaching a peak in mid 2008. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage. Consequently, secondhand prices of modern drybulk carriers in 2008 reached higher levels than those of comparably sized newbuildings.

        However, this situation changed quickly when the freight market fell and values for all types of bulk carrier declined steeply in the second half of 2008. It should be noted that there were very few recorded sales in the second half of 2008 after the market collapsed and the trend in prices during this period can only be taken as an assessment. In 2009, there have been more reported sales and the details of these sales seem to suggest that after reaching a floor in the early part of 2009, prices for modern secondhand drybulk carriers have staged a modest recovery.

Drybulk Carrier Secondhand Prices—5 Year Old Vessels*
(Million U.S. Dollars)

*
Handysize vessel is 10 years old

Source: Drewry

Port Congestion

        Supply of drybulk carrier capacity is also affected by the operating efficiency of the global fleet. In recent years, the growth in trade has led to port congestion, with ships at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports. At major Australian coal and iron ports in mid-2009, delays were several days for most vessels, and there have also been delays in unloading at Chinese drybulk terminals. In effect, port delays absorb shipping capacity, and the potential impact of this type of delay on capacity is shown in the chart below.

Port Delays—Impact on Shipping Capacity
Indicates reduction in shipping capacity of a 170,000 dwt Capesize bulk carrier trading iron ore on round voyages

Source: Drewry

        Based on a Capesize bulk carrier trading iron ore on a round voyage pattern from Australia to China, a 10 day delay for loading on each voyage would reduce the overall transportation capacity of the vessel by 30%. Hence, it is easy to see that delays at major bulk carrier loading ports have reduced the amount of available shipping capacity in the sector, and in doing so have led to a much tighter balance between overall supply and demand.

Charter Market

        Drybulk vessels are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

  •
  Time Charter.  A charter under which the vessel owner is paid charterhire on a per-day basis for a specified period of time. Typically, the ship owner receives semi-monthly charterhire payments on a U.S. Dollar-per-day basis and is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. Under time charters, including trip time charters, the charterer pays voyage expenses such as port, canal and fuel costs and bunkers.

  •
  Trip Charter.  A time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.

  •
  Voyage Charter.  A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a U.S. dollar-per-ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

  •
  Spot Charter.  Generally refers to a voyage charter or a trip charter (see separate definitions), which generally last from 10 days to three months. Under both types of spot charters, the ship owner would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, and for commissions on gross revenues. The ship owner would also be responsible for each vessel's intermediate and special survey costs.

  •
  Contract of Affreightment  A contract of affreightment, or CoA, relates to the carriage of multiple cargoes over the same route and enables the CoA holder to nominate different vessels to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the CoA, which usually spans a number of years. All of the ship's operating expenses, voyage expenses and capital costs are borne by the ship owner. Freight normally is agreed on a U.S. dollar-per-ton basis.

  •
  Bareboat Charter  A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel-operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are for the charterer's account. The owner of the vessel receives monthly charter hire payments on a U.S. dollar per day basis and is responsible only for the payment of capital costs related to the vessel. A bareboat charter is also known as a "demise charter" or a "time charter by demise."

Charter Rates

        In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed, size and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates. Voyages loading from a port where vessels usually discharge cargo, or discharging from a port where vessels usually load cargo, are generally quoted at lower rates. This is because such voyages generally increase vessel efficiency by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

        Within the drybulk shipping industry, the freight rate indices issued by the Baltic Exchange in London are the references most likely to be monitored. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The chart below illustrates Baltic Freight Indices over the period 1999 to August 2009.

        The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk vessel trading routes. These indices include the Baltic Panamax Index, or BPI, the index with the longest history and, more recently, the Baltic Capesize Index, or BCI. The following chart details the movement of the BPI, BCI and Baltic Handymax Index from 1999 to the end of August 2009.

Baltic Exchange Freight Indices: 1999 to 2009

(Index Points)

The BSI replaced the BHMI on 03.01.06, although the index has been calculated since 01.07.05

Source: Baltic Exchange

        Charter (or hire) rates paid for drybulk vessels are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, drybulk cargo charter rates have passed through cyclical phases and changes in vessel supply and demand have created a pattern of rate "peaks" and "troughs", which can been from the chart above. Generally, spot/voyage charter rates will be more volatile than time charter rates, as they reflect short term movements in demand and of course market sentiment.

        The trend in voyage rates expressed in terms of a time charter equivalent is shown in the following chart for representative drybulk vessels.

Drybulk Vessels—TCE Rates
(US$ Per Day)

Source: Drewry

        In the time charter market, rates vary depending on the length of the charter period as well as vessel specific factors, such as age, speed and fuel consumption. Generally, short-term time charter rates are higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel.

        From early 2006 until the middle of 2008, rates for all sizes of drybulk vessels increased significantly and in most cased reached record levels. However, the severe downturn in the global economy in the second half of 2008 and the collapse in demand for drybulk vessels led rates to plummet almost overnight to record lows. Since then rates have stabilized and in some cases have staged something of recovery, but not to the levels seen in 2007 and 2008.

        The following charts show one-year time charter rates for Capesize, Panamax, Supramax and Handysize class vessels between 1996 and August 2009.

One Year Time Charter Rates: 1996 to 2009
(U.S. Dollars per Day)

Source: Drewry.

        The following table illustrates a comparison of average one year time charter rates for Handysize, Supramax, Panamax, Capesize and VLOC drybulk carriers between 2000 and August 2009.

Drybulk Carriers—One-Year Time Charter Rates (Period Averages)
(U.S. Dollars per Day)

	Handysize 28,000 dwt 10-15 years old	Supramax 55,000 dwt 1-5 years old	Panamax 75,000 dwt 1-5 years old	Capesize 170,000 dwt 1-5 years old	VLOC 200,000 dwt+ 1-5 years old
2000	7,371	9,433	11,063	18,021	n/a
2001	5,629	8,472	9,543	14,431	n/a
2002	4,829	7,442	9,102	13,608	n/a
2003	8,289	13,736	17,781	30,021	n/a
2004	14,413	31,313	36,708	55,917	n/a
2005	12,021	23,038	27,854	49,333	54,330
2006	12,558	21,800	22,475	45,646	50,650
2007	23,021	43,946	52,229	102,875	107,920
2008	24,110	48,310	56,480	116,180	119,240
Aug 09(1)	9,400	15,700	22,000	41,800	36,000

(1)
Average rate for August 2009.

Source: Drewry

BUSINESS

Overview

        We are a Marshall Islands corporation formed in October 2009 by Genco (NYSE: GNK). Our business is to own drybulk vessels, and we will employ a chartering strategy intended to maximize cash flow from our vessels through trading in the spot market, on spot market-related time charters known as trip charters, or in vessel pools trading in the spot market. We expect to benefit from Genco's expertise, relationships and reputation as we operate our fleet and pursue accretive growth opportunities. We intend to distribute to our shareholders on a quarterly basis all of our Cash Available for Distribution. Our primary objective is to increase our dividends on a per-share basis.

        We intend to grow our fleet through acquisitions of existing vessels from other parties as well as newbuildings. We believe that the recent economic downturn has resulted in historically low valuation levels for dry bulk vessels and that, as a result, there will be opportunities to acquire vessels that will provide attractive returns to investors. Our intention is to seek growth opportunities that will provide accretive earnings and cash flow and that can be financed on acceptable terms.

        Our operations will be managed, under the supervision of our executive officers and board of directors, by Genco, our Manager. Since its inception, our Manager has established a strong reputation with major international charterers, shipbuilders and financial institutions that we believe will enhance our ability to create value for shareholders. Our Manager has built its own fleet from 16 drybulk vessels to 35 owned or contracted vessels today while maintaining one of the lowest cost structures in the industry. Upon the closing of this offering, we will enter into the Management Agreement pursuant to which our Manager and its affiliates will provide to us commercial, technical, administrative and strategic services. We will pay our Manager management fees for these services and will reimburse our Manager for its direct and indirect expenses in providing these services as well as the pro rata portion of the salary and other costs incurred by our Manager in employing and compensating an internal auditor who will be made available to us on a part time basis.

        Immediately after the completion of this offering, Genco will own all of our outstanding shares of Class B Stock, which represents 100% of our outstanding Class B Stock but represents            % of the aggregate voting power of our Common Stock and Class B Stock, or            % of such aggregate voting power if the underwriters exercise their over-allotment option in full.

Fleet

        At the time of this offering, we do not own any vessels. Prior to the consummation of this offering, we intend to enter into agreements with third parties for the purchase of one or more drybulk vessels. We intend to use most of the proceeds from this offering to purchase our initial fleet.

        We anticipate our fleet will be comprised primarily of Capesize, Panamax and Supramax vessels but will evaluate all classes of drybulk vessels for potential acquisition. We will seek to grow our fleet through timely and selective acquisitions of drybulk vessels. In evaluating vessel purchases, we plan to acquire modern vessels with high specifications that we believe will provide an attractive return on equity and will be accretive to earnings and cash flow based on anticipated market rates at the time of purchase. We believe that having the flexibility to operate a range of drybulk vessels will allow us to take advantage of periodic value dislocations of assets and provide accretive acquisitions for investors. Although we have not entered into any specific transactions at this time, we currently expect that we will purchase five to seven vessels by the end of 2010. Based on current market prices, we expect the purchase price for Capesize vessels to be from $            to $            per vessel; for Panamax vessels, from $            to $            per vessel; and for Supramax vessels, from $            to $            per vessel Accordingly, we expect our total expenditures to acquire vessels through the end of 2010 to be from $            to $            .

Foundations of our Business

        We believe that the experience of our corporate leadership and the principles on which we plan to operate our business noted below will enhance our ability to compete in the drybulk shipping industry:

  •
  Our U.S.-based Chairman, board of directors, and management have substantial experience in the shipping industry. Peter C. Georgiopoulos, the Chairman of our board of directors, is the founder and Chairman of Genco Shipping & Trading Limited (NYSE: GNK), our parent company and a publicly traded drybulk shipping company; the founder and Chairman and former CEO of General Maritime Corp. (NYSE: GMR), a publicly traded supplier of international seaborne crude oil transportation services; and the Chairman of Aegean Marine Petroleum Network Inc. (NYSE: ANW) a leading marine fuel logistics company. Mr. Georgiopoulos oversaw the growth of Genco from its initial fleet of 16 drybulk vessels to 35 owned or contracted vessels today and the growth of General Maritime from a single-vessel privately owned company to a publicly traded owner and operator of 31 tankers today. Our President and Chief Financial Officer, John C. Wobensmith, who is currently our sole executive officer as well as the Chief Financial Officer of Genco, has 16 years of experience in the shipping industry, specializing in shipping finance and the capital markets. See "Management—Directors and Officers of Baltic Trading Limited" for information on the experience of our directors. We expect to identify a commercial chartering manager and possible others to establish our initial management team.

  •
  We intend to pursue a strategy of low leverage to build a strong balance sheet. Following this offering we will have low leverage with no debt. We expect to finance future vessel acquisitions primarily through future equity follow-on offerings and internally generated cash flow. We are seeking a revolving credit facility primarily to provide bridge financing for vessel acquisitions. We intend to enter into a commitment letter for such a credit facility prior to consummation of this offering and will describe the material terms of any such facility in an amendment to the registration statement of which this prospectus forms a part. We believe that maintaining a minimum amount of leverage and the ability to access capital through a credit facility will provide us financial flexibility to pursue accretive transactions in a timely manner.

  •
  We intend to maintain an efficient management structure with low operating cost. Genco, our Manager, will provide the commercial and technical management of our fleet through a management contract. In addition, Genco will provide administrative and strategic services allowing us to benefit from their established credibility in the market place while keeping costs at attractive levels. Commercial management involves negotiating charters for vessels and monitoring the performance of our vessels under their charters. Strategic management involves locating, purchasing, financing and selling vessels. Genco will apply its experience in successfully managing its own fleet to manage the drydocking, budgeting, and sale and purchase of vessels in our fleet. Genco intends to retain the commercial management of our fleet in-house, thereby allowing us to benefit from the experience and relationships of its management team in the shipping industry. Please read "Our Manager and Management Agreement—Management Agreement." We believe our management structure, which will include outsourcing of our technical management to qualified third-party independent technical managers under Genco's supervision, can enhance the scalability of our business, allowing us to expand our fleet without substantial increases in overhead costs. We also believe we may realize cost benefits based on the combined size of Genco's fleet and our fleet from the extensive network of sellers of vessel supplies, crewing companies, insurers, and other service providers that Genco and its management team have built over the years.

  •
  We believe we will benefit from Genco's strong relationships with members of the shipping industry. Genco, our Manager, has developed strong relationships with a number of major international charterers as well as shipbuilders and financial institutions. We believe our relationship with Genco and its affiliates will provide us with numerous benefits that are key to our long-term growth and success, including Genco's expertise in commercial management and Genco's reputation within the shipping industry and network of strong relationships with many of the world's drybulk raw material producers, agricultural traders and exporters, industrial end-users, shipyards, and shipping companies. We believe that Genco has leveraged these relationships to enter into charters at favorable rates, consummate acquisitions that have been accretive to earnings, and generate sizeable returns to Genco's shareholders since Genco's initial public offering in 2005. Assuming that Genco can similarly leverage these relationships for our benefit, we may have greater asset acquisition and future growth opportunities.

  •
  We intend to acquire a modern, high-quality fleet of drybulk vessels.  Our vessel acquisitions will target modern vessels built in shipyards with reputations for constructing high-quality vessels. We believe that owning a modern, high-quality fleet is more attractive to charterers, reduces operating costs and fuel consumption and allows our fleet to be more reliable, which improves utilization. Capesize vessels are primarily dedicated to the carriage of iron ore and coal over long distances. Panamax and Supramax vessels are highly flexible vessels capable of carrying a wide range of drybulk commodities, including iron ore, coal, grain and fertilizer, and of being accommodated in most major discharge ports. We believe that owning a high-quality, flexible fleet will provide us with a competitive advantage in the charter market, where vessel age, flexibility and quality are of significant importance in competing for business. Where applicable we will seek to acquire sister ships which will provide further operating efficiencies. Assuming that we can successfully implement these principles, we will have a competitive advantage in securing favorable employment of our vessels.

Business Strategy

        Our strategy is to manage and expand our fleet in a manner that maximizes our cash flows from operations and enables us to pay attractive dividends to our shareholders. Key elements of our business strategy include:

  •
  Deploy our vessels in the spot market. We seek to provide shareholders with the opportunity to invest in a company with a strategic focus on the drybulk spot market by deploying our vessels on voyage or time charters or in vessel pools that are related to the spot market. Please see "Business—Our Charters" for a description of the kinds of charters we plan to enter into.

  •
  Return a substantial portion of our cash flow to shareholders through quarterly dividends. We intend to pay quarterly dividends to our shareholders approximately equal to our net income minus cash expenditures for our fleet, other than vessel acquisitions and related expenses, plus non-cash compensation (see "Our Dividend Policy and Restrictions on Dividends"). We believe that our management agreement, which will provide for management fees plus reimbursement of costs and expenses, will help to stabilize our cost structure. As we intend to primarily finance acquisitions through equity financing as well as internally generated cash flow and to maintain low leverage, we expect our cash flow to be sufficient to support quarterly dividends.

  •
  Maintaining a strong balance sheet. We believe that primarily using equity to finance our business will strengthen our balance sheet to help offset the volatility risk of trading our vessels in the spot market. We expect to finance future vessel acquisitions primarily through future equity follow-on offerings, internally generated cash flow and selective borrowing under a credit facility we intend to enter into that will provide us with bridge financing. We believe that maintaining a minimum amount of leverage will provide us the financial flexibility to pursue accretive transactions. We also believe that focusing on equity rather than debt financing will help us capitalize on opportunities if the spot market improves as well as reduce the impact debt covenant restrictions would have on our business if the spot market declines. In our view, this strategy is suited to the current global economic downturn, given the ongoing restricted flow of credit, and we intend to pursue this strategy whether the global economic downturn persists or abates.

  •
  Strategically expand the size of our fleet. We intend to acquire modern, high-quality drybulk carriers through timely and selective acquisitions of vessels in a manner that is accretive to our earnings and cash flow. We currently view Capesize, Panamax and Supramax vessel classes as providing attractive return characteristics, but will evaluate all classes of drybulk vessels for potential acquisition. A key element to our acquisition strategy will be to pursue vessels at attractive valuations relative to the valuation of our public equity. We believe that our charter strategy and financial flexibility will allow us to make additional accretive acquisitions.

  •
  Operate a high-quality fleet—We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' comprehensive maintenance program. In addition, our technical managers will maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea. We also intend to provide superior customer service by maintaining high standards of performance, reliability and safety. Our customers seek transportation partners that have a reputation for such high standards. We intend to leverage Genco's operational expertise and customer relationships to enhance our competitiveness through seeking to consistently deliver superior customer service.

  •
  Maintain low-cost, highly efficient operations—We expect that, under the Management Agreement we plan to enter into with Genco, Genco will subcontract the technical management of our fleet to qualified third-party independent technical managers. We believe that Genco will be able to do so at a cost lower than what could be achieved by performing the function in-house. We expect that Genco's management team will actively monitor and control vessel operating expenses incurred by the independent technical managers by overseeing their activities.

  •
  Capitalize on our management's experience and reputation—We intend to capitalize on the reputation of the management at Genco and our company for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers and other owners, many of whom consider the reputation of a vessel owner and operator when entering into charters and asset sales. We believe that we can draw upon our relationship with Genco and its established reputation in order to obtain favorable charters and attract new customers. We believe that the track record of Genco's management team will improve our relationships with high quality shipowners, charterers and financial institutions, many of which consider reputation to be an indicator of creditworthiness.

Our Charters

Chartering Strategy

        We intend to operate our vessels on voyage charters in the spot market; on trip charters, which are spot market-related time charters we describe below; or in vessel pools trading in the spot market. Spot market revenues may generate increased profit margins during times when vessel rates are escalating, while vessels operating under fixed-rate time charters generally provide more predictable cash flows. We will seek to charter our vessels to maximize cash flow from our vessels based on our Manager's outlook for freight rates, vessel market conditions and global economic conditions. Under all of the arrangements described below, we will generally be required, among other things, to keep our vessels seaworthy, to crew and maintain our vessels, and to comply with applicable regulations.

        Voyage Charters.    Vessels operating in the spot market typically are chartered for a single voyage, which may last up to several weeks. Under a typical voyage charter in the spot market, the shipowner is paid on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both vessel operating costs and voyage expenses, and the charterer is responsible for any delay at the loading or discharging ports. Voyage expenses are all expenses unique to a particular voyage, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils, bunkers and communication expenses.

        Trip Charters.    Under a typical trip charter in the spot market, the shipowner is paid on the basis of moving cargo from a loading port to a discharge port at a set daily rate. The charterer is responsible for paying for bunkers and other voyage expenses, while the shipowner is responsible for paying vessel operating expenses. When the vessel is off-hire, or not available for service, the shipowner generally is not entitled to payment, unless the charterer is responsible for the circumstances giving rise to the lack of availability.

        Vessel Pools.    Vessel pool arrangements provide the benefits of a large-scale operation and chartering efficiencies that might not be available to smaller fleets. Under a pool arrangement, the vessels operate under a time charter agreement whereby the cost of bunkers and port expenses are borne by the pool and operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel. Members of the pool share in the revenue generated by the entire group of vessels in the pool. When the vessel is off-hire, the shipowner generally is not entitled to payment, unless the charter of a vessel in the pool is responsible for the circumstances giving rise to the lack of availability.

        Ship Management and Maintenance.    We will be responsible for the technical management of the vessel and for maintaining the vessel, periodic drydocking, cleaning and painting and performing work required by regulations. Our Manager will provide these services to us pursuant to the Management Agreement for our vessels. Please read "Management and Management Agreements—Management Agreement."

        Termination.    Each of our charters will terminate upon loss of the applicable vessel. In addition, vessel owners are generally entitled to suspend performance if the charterer defaults in its payment obligations under a time charter. Either party may also terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel.

Classification and Inspection

        Every commercial vessel's hull and machinery is evaluated by a classification society authorized by its country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for the annual survey, every two to three years for the intermediate survey and every four to five years for special surveys. Special surveys always require drydocking. Vessels that are 15 years old or older are required, as part of the intermediate survey process, to be drydocked every 24 to 30 months for inspection of the underwater portions of the vessel and for necessary repairs stemming from the inspection.

        We expect that in addition to the classification inspections, many of our customers will regularly inspect our vessels as a precondition to chartering them for voyages. We believe that well-maintained, high-quality vessels will provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

        We plan to implement the International Safety Management Code, which was promulgated by the International Maritime Organization, or IMO (the United Nations agency for maritime safety and the prevention of marine pollution by ships), to establish pollution prevention requirements applicable to vessels. We also plan to obtain documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO.

Crewing and Employees

        We expect that each drybulk vessel we own will be crewed with 20 to 23 officers and seamen. Our technical managers will be responsible for locating and retaining qualified officers for our vessels. The crewing agencies handle each seaman's training, travel and payroll, and ensure that all the seamen on our vessels have the qualifications and licenses required to comply with international regulations and shipping conventions. We intend generally to man our vessels with more crew members than are required by the country of the vessel's flag in order to allow for the performance of routine maintenance duties.

Customers

        Our assessment of a charterer's financial condition and reliability is an important factor in negotiating employment for our vessels. We intend to generally charter our vessels to major trading houses (including commodities traders), major producers and government-owned entities rather than to more speculative or undercapitalized entities.

Competition

        We expect our business to fluctuate in line with the main patterns of trade of the major drybulk cargoes and vary according to changes in the supply and demand for these items. We plan to operate in markets that are highly competitive and based primarily on supply and demand. We expect to compete for charters on the basis of price, vessel location and size, age and condition of the vessel, as well as on our reputation as an owner and operator. We expect to compete with other owners of drybulk carriers in the Capesize, Panamax, Supramax, Handymax and Handysize class sectors, some of whom may also charter our vessels as customers. Ownership of drybulk carriers is highly fragmented and is divided among approximately 1,300 independent drybulk carrier owners.

        In addition, Genco may compete with us and is not contractually restricted from doing so. Our Amended and Restated Articles of Incorporation that will be in effect before the closing of this offering and the Omnibus Agreement specify that Genco will have a right of first refusal with respect to business opportunities generally except with respect to certain spot charter opportunities, as to which we will have a right of first refusal. We expect that the most common types of business opportunities for which Genco will have a right of first refusal will be vessel acquisitions and charters other than the spot charter opportunities for which we have a right of first refusal.

Permits and Authorizations

        We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and other authorizations with respect to our vessels. The kinds of permits, licenses, certificates and other authorizations required for each vessel depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of the vessel. We expect to have all material permits, licenses, certificates and other authorizations necessary for the conduct of our operations. However, additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of our doing business.

Insurance

General

        The operation of any drybulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. The U.S. Oil Pollution Act of 1990, or OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the U.S.-exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the U.S. market.

        While we expect to maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, and freight, demurrage and defense cover and loss of hire insurance for our fleet in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery, War Risks, Kidnap and Ransom Insurance

        We expect to maintain marine hull and machinery, war risks and kidnap and ransom insurance which cover the risk of actual or constructive total loss, for all of our vessels. We plan for our vessels to each be covered up to at least fair market value with deductibles, which will depend primarily on the class of the insured vessel and will be subject to change. We plan to be covered, subject to applicable limitations in our policy, to have the crew released in the case of kidnapping due to piracy in the Gulf of Aden / Somalia.

Protection and Indemnity Insurance

        Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs." Subject to the "capping" discussed below, our coverage, except for pollution, is unlimited.

        We plan to maintain protection and indemnity insurance coverage for pollution of $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. We intend to become a member of a P&I Association, which is a member of the International Group. As a result, we will be subject to calls payable to the associations based on the group's claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Loss of Hire Insurance

        We plan to maintain loss of hire insurance, which covers business interruptions and related losses that result from the loss of use of a vessel. We expect our loss of hire insurance will have a 14-day deductible and provide claim coverage for up to 90 days. We expect our loss of hire insurance for piracy in the Gulf of Aden / Somalia has a 20-day deductible and provide claim coverage for up to 50 days.

Environmental and Other Regulations

        Government regulation will significantly affect the ownership and operation of our vessels. We will be subject to international conventions and treaties, and, in the countries in which our vessels may operate or are registered, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection, including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

        A variety of governmental and private entities will subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities, (applicable national authorities such as the U.S. Coast Guard and harbor masters), classification societies, flag state administrations (countries of registry) and charterers. Some of these entities will require us to obtain permits, licenses, certificates, financial assurances and other authorizations for the operation of our vessels. Our failure to maintain necessary permits, certificates or approvals could require us to incur substantial costs or result in the temporary suspension of operation of one or more of our vessels.

        In recent periods, heightened levels of environmental and operational safety concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We believe that the operation of our vessels will be in substantial compliance with applicable environmental laws and regulations and that our vessels will have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization (IMO)

        The IMO, the United Nations agency for maritime safety and the prevention of pollution by ships, has adopted the International Convention for the Prevention of Marine Pollution, 1973, as modified by the related Protocol of 1978, which has been updated through various amendments, or the MARPOL Convention. The MARPOL Convention establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. The IMO adopted regulations that set forth pollution prevention requirements applicable to drybulk carriers. These regulations have been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate.

Air Emissions

        In September 1997, the IMO adopted Annex VI to the MARPOL Convention to address air pollution from ships. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile organic compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. In October 2008, the IMO adopted amendments to Annex VI regarding particulate matter, nitrogen oxide and sulfur oxide emission standards which are expected to enter into force on July 1, 2010. The amended Annex VI would reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide, emissions from ships, with the global sulfur cap reduced initially to 3.50% (from the current cap of 4.50%), effective from January 1, 2012, then progressively to 0.50%, effective from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, thereby rendering its emissions standards equivalent to IMO requirements. Once these amendments become effective, we may incur costs to comply with the revised standards.

Safety Management System Requirements

        The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS and the International Convention on Load Lines, or LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS Convention and LL Convention Standards.

        Under Chapter IX of SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, our operations are also subject to environmental standards and requirements contained in the ISM Code promulgated by the IMO. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We will rely upon the safety management system that we and our technical manager will implement for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

        The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We believe that we will have all material requisite documents of compliance for our offices and safety management certificates for all of our vessels for which such certificates are required by the IMO. We will renew these documents of compliance and safety management certificates as required.

Pollution Control and Liability Requirements

        IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the nations signatory to such conventions. For example, IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force.

        Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel's registered owner is strictly liable, subject to certain defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR. Under an amendment to the 1992 Protocol that became effective on November 1, 2003, for vessels between 5,000 and 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability is limited to approximately 4.51 million SDR plus 631 SDR for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to 89.77 million SDR. The exchange rate between SDRs and dollars was 0.634113 SDR per dollar on October 2, 2009. As the convention calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates on October 2, 2009. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner's actual fault and under the 1992 Protocol where the spill is caused by the shipowner's intentional or reckless conduct. Vessels trading with states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that of the CLC. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

        Noncompliance with the ISM Code or other IMO regulations may subject the vessel owner or bareboat charterer to increased liability, lead to decreases in available insurance coverage for affected vessels or result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. We expect that each of our vessels will be ISM Code-certified, but there can be no assurance that such certifications will be maintained in the future.

        The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

        The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its two hundred nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA impact our operations.

        Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

  •
  natural resources damage and the costs of assessment thereof;

  •
  real and personal property damage;

  •
  net loss of taxes, royalties, rents, fees and other lost revenues;

  •
  lost profits or impairment of earning capacity due to property or natural resources damage; and

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

        Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels to the greater of $1,000 per gross ton or $854,400 and established a procedure for adjusting the limits for inflation every three years. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

        OPA also requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential liability under OPA and CERCLA. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, self-insurance or a guaranty. We plan to comply with the

U.S. Coast Guard's financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.

        We expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

        The U.S. Environmental Protection Agency, or the EPA, regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing vessels) to obtain a Vessel General Permit authorizing discharges of ballast waters and other wastewaters incidental to the operation of vessels. U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters, and the Coast Guard recently proposed new ballast water management standards and practices. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

        The United States has requested IMO to designate the area extending 200 miles from the territorial sea baseline adjacent to the Atlantic/Gulf and Pacific coasts and the Hawaiian Islands as Emission Control Areas under the MARPOL Annex VI amendments. If approved by the IMO, more stringent emissions control standards would apply in the Emission Control Areas that would cause us to incur additional costs.

European Union Regulations

        In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

Greenhouse Gas Regulation

        In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. However, a new treaty may be adopted at the United Nations climate change conference in Copenhagen in December 2009, and restrictions on shipping may be included. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels. In the United States, the EPA has issued a proposed finding that greenhouse gases threaten public health and safety and is considering a petition from the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal regulations relating to the control of greenhouse gas emissions may follow. In addition, climate change initiatives are being considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

  •
  on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

  •
  on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

  •
  the development of vessel security plans;

  •
  ship identification number to be permanently marked on a vessel's hull;

  •
  a continuous synopsis record kept onboard showing a vessel's history including the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

  •
  compliance with flag state security certification requirements.

        The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid International Ship Security Certificate attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code. We intend to implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

        Every oceangoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

  •
  Annual Surveys:  For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

  •
  Intermediate Surveys:  Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

  •
  Class Renewal Surveys:  Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner's request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

        All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

        Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the shipowner within prescribed time limits.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard agreements.

Seasonality

        We plan to operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. However, this seasonality may result in quarter-to-quarter volatility in our operating results, as our vessels will trade on the spot market. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and raw materials in the northern hemisphere during the winter months. As a result, our revenues could be weaker during the fiscal quarters ended June 30 and September 30, and conversely, our revenues could be stronger during the quarters ended December 31 and March 31.

Properties

        We do not expect to have any material properties prior to the closing of this offering.

Legal Proceedings

        We have not been involved in any legal proceedings that may have, or have had, a significant effect on our business, financial position, results of operations or liquidity, and we are not aware of any proceedings that are pending or threatened that may have a material adverse effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Exchange Controls

        Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to our non-resident Common Stock holders.

MANAGEMENT

Directors and Executive Officers of Baltic Trading Limited

        Our board of directors and executive officers will oversee and supervise our operations. Subject to this oversight and supervision, our operations will be managed generally by our Manager. Upon the closing of this offering, we will enter into a Management Agreement, pursuant to which our Manager and its affiliates will provide to us commercial, technical, administrative and strategic services. Please read "Management and Management Agreements—Management Agreement" for additional information about this agreement.

        Our President and Chief Financial Officer, John C. Wobensmith, will allocate his time between managing our business and affairs, directly as such officers and indirectly as officers of our Manager, and the business and affairs of Genco, for which he also serves as Chief Financial Officer. Based solely on the anticipated relative sizes of our initial fleet and Genco's fleet over the next twelve months, we estimate that Mr. Wobensmith will spend approximately 15-20% of his monthly business time on our business activities and approximately 80-85% of such time on Genco's. However, the amount of time Mr. Wobensmith will allocate among our business and the businesses of Genco could vary significantly from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. While there will be no formal requirements or guidelines for the allocation of Mr. Wobensmith's time between our business and Genco's, Mr. Wobensmith's performance of his duties will be subject to the ongoing oversight of our board of directors.

        Our officers and individuals providing services to us or our future subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Genco or its affiliates. We intend to seek to cause our officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct thereof. Our amended and restated articles of incorporation that will be in effect before the closing of this offering and the Omnibus Agreement specify that Genco will have a right of first refusal with respect to business opportunities generally, such as vessel purchase and sale opportunities and most charter opportunities, but excluding certain spot charter opportunities as to which we will have a right of first refusal. Our President and Chief Financial Officer and certain of our directors also serve as executive officers or directors of Genco, who is our Manager, or its affiliates. As a result of the right of refusal provision, the obligation of these individuals to provide opportunities to us will be limited.

        The following table provides information about our initial directors and executive officers who will be in office as of the closing of this offering. The term of our Class I directors expires in 2010, the term of our Class II directors expires in 2011, and the term of our Class III director expires in 2012. All of the directors listed below have agreed to serve as directors effective as of the closing of this offering. The business address of each of our directors and executive officers listed below is 299 Park Avenue, 20th Floor, New York, NY 10171. Ages of the following individuals are as of November 16, 2009.

Name	Age	Position
Peter C. Georgiopoulos	48	Chairman of the Board of Directors and Class I Director*
John C. Wobensmith	39	President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer
Basil G. Mavroleon	62	Class I Director*
Harry A. Perrin	56	Class III Director*
Edward Terino	56	Class II Director*
George Wood	64	Class II Director*

*
To be appointed prior to the closing of this offering.

        The business experience of these individuals is included below.

        Peter C. Georgiopoulos Since 2004, Mr. Georgiopoulos served as Chairman of Genco, a company he founded. Under the leadership of Mr. Georgiopoulos, Genco has grown its operating fleet from 16 to 35 owned or contracted vessels today. Since 1997, Peter C. Georgiopoulos served as Chairman and a member of the board of directors of General Maritime Corporation and its predecessors, which he founded, and he served as CEO from 1997 to 2008 and President from 2003 to 2008. Under the leadership of Mr. Georgiopoulos, General Maritime Corporation grew from a single ship ownership company to an owner and operator of over 30 tankers listed on the New York Stock Exchange. Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College.

        John C. Wobensmith has served as Genco's Chief Financial Officer and Principal Accounting Officer since April 4, 2005 and is responsible for overseeing Genco's accounting and financial matters. Mr. Wobensmith has 16 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland serving as a Vice President from 1998. He has a bachelor's degree in economics from St. Mary's College of Maryland and holds the Chartered Financial Analyst designation. He also serves on the St. Mary's College of Maryland's Board of Trustees as Treasurer.

        Basil G. Mavroleon has served as a director of Genco since July 27, 2005 and currently serves as the Chairman of Genco's Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Mavroleon has been employed in the shipping industry for the last 39 years. Since 1986, Mr. Mavroleon has been Manager of the Projects Group of Charles R. Weber Company, Inc. one of the largest ship brokerages and marine consultants in the United States. Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, marine projects and tanker chartering brokerage based in Piraeus, Greece. Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon has also served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund dealing with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange and is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, on the advisory board of NAMMA (North American Maritime Ministry Association), a board member of NAMEPA (North American Marine Environmental Protection Association), is Chairman of the New York World Scale Committee, a member of the Hellenic Chamber of Commerce, a member of the Connecticut Maritime Association and a member of NYMAR (New York Maritime Inc.).

        Harry A. Perrin has served as a director of Genco since August 15, 2005, and currently serves as the Chairman of Genco's Audit Committee and a member of the Compensation Committee. Mr. Perrin is a partner in the Houston office of Vinson & Elkins, where he has been employed since August 2007. From June 2001 through November 2006, Mr. Perrin worked as an investment banker with Petrie Parkman & Co, an investment banking and financial advisory firm with offices in Houston, Texas and Denver, Colorado. In December 2006, Merrill Lynch acquired Petrie Parkman, and at that time, Mr. Perrin was hired as an investment banker at Merrill Lynch where he was employed until May 2007. Prior to joining

Petrie Parkman, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of Weil Gotshal & Manges. Mr. Perrin received his Bachelor of Business Administration in Accounting with Honors from the University of Texas at Austin in 1975. He received his J.D. with High Honors from the University of Houston in 1980. Mr. Perrin is a member of the State Bar of Texas, and is a licensed Certified Public Accountant in the State of Texas.

        Edward Terino has served as President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the maritime and technology industries, since March 2009. He has also served since 2007 as director of S1 Corporation, an internet banking and payments software company, where he is also Chairman of the Audit Committee and a member of the Compensation Committee. From January 2009 through March 2009, Mr. Terino served as a consultant to General Maritime Corporation following the merger of Arlington Tankers Ltd with General Maritime Corporation in December 2008. Prior to the merger, Mr. Terino was the President, Chief Executive Officer and Chief Financial Officer of Arlington Tankers Ltd., an international seaborne transporter of crude oil and petroleum products, a position he held since January 2008. Mr. Terino served as Arlington's Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007, and as its Chief Executive Officer, interim President and Chief Financial Officer from August 2007 until January 2008. From October 1999 until March 2006, Mr. Terino served on the board of directors and as Chairman of the Audit Committee of EBT International, Inc., a Web content management software company. From September 2001 until June 2005, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce software focused on the Global 1000 market.

        George Wood has served since May 2004 as managing director of Chancery Export Finance LLC (Chancery), a firm with a master guarantee agreement with the Export Import Bank of the United States of America, or ExIm Bank. Chancery provides ExIm Bank guaranteed financing for purchase of U.S.-manufactured capital goods by overseas buyers. Before becoming managing director of Chancery, Mr. Wood worked as managing director of Baltimore-based Bengur Bryan & Co, or Bengur Bryan from April 2000 to May 2004, providing investment banking services to transportation-related companies in the global maritime, U.S. trucking, motor coach and rail industries. Prior to this, Mr. Wood was employed for 27 years in various managerial positions at the First National Bank of Maryland, which included managing the International Banking Group as well as the bank's specialized lending divisions in leasing, rail, maritime and motor coach industries, encompassing a risk asset portfolio of $1.2 billion. Mr. Wood presently serves as a member of the boards of directors of Atlanta-based Infinity Rails, where he has been a director since October 2004; Wawa Inc., where he has been a director since November 1990 and currently serves as Chairman of the Finance Committee and a member of the Compensation Committee and Strategic Gasoline Committee; and Ultrapetrol (Bahamas) Ltd., where he has been a director since October 2006 and serves as Chairman of the Audit Committee. Mr. Wood holds a B.S. in Economics and Finance from the University of Pennsylvania and an MBA from the University of North Carolina and became a CPA in 1980.

Board of Directors and Committees

        Prior to the closing of the offering, our board of directors will consist of the directors named above. In keeping with the corporate governance rules of the New York Stock Exchange, from which we have derived our definition for determining whether a director is independent, a majority of our board of directors (namely Messrs. Mavroleon, Perrin, Terino, and Wood) will be independent members constituting a majority of the board upon the listing of our Common Stock on the New York Stock Exchange. Under the corporate governance rules of the New York Stock Exchange, a director will not be considered independent unless the board affirmatively determines that the director has no material relationship with us. In making this determination, the board will broadly consider all facts and circumstances the board deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In addition, a director would not be independent if:

  •
  the director is, or has been within the last three years, an employee of us, or an immediate family member is, or has been within the last three years, an executive officer of us;

  •
  the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  the director is a current partner or employee of a firm that is our internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

  •
  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company's compensation committee; or

  •
  The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        We will establish an audit committee, a compensation committee, a nominating and corporate governance committee, and a conflicts committee, each comprised of independent directors. The initial members of the audit committee will be Messrs. Terino, Perrin, and Wood. The initial members of the compensation committee will be Messrs. Mavroleon and Terino. The initial members of the Nominating and Corporate Governance Committee will be Messrs. Perrin, Mavroleon, and Wood. The initial members of the conflicts committee will be Messrs. Terino and Wood.

        Our audit committee will consist of at least three independent directors. The audit committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls.

        Our compensation committee will be responsible for establishing executive officers' compensation and benefits, reviewing and making recommendations to the board regarding our compensation policies, and overseeing our 2009 Equity Incentive Plan described below.

        Our nominating and corporate governance committee will be responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices and recommending director compensation. Shareholders may also nominate directors in accordance with procedures set forth in our by-laws.

        Our conflicts committee will be comprised of directors who are neither officers nor directors of Genco and is intended to provide a mechanism for independent assessment of whether proposed arrangements with Genco and its other affiliates, or proposed modifications to arrangements with Genco and its other affiliates, are fair and reasonable to us. The board is not obligated to seek approval of the conflicts committee on any matter; however, consistent with the related persons transaction policy we plan to adopt prior to the completion of this offering, the board may submit such proposed arrangements or modifications to the conflicts committee. See "Certain Relationships and Related-Party Transactions—Review and Approval of Transactions with Related Persons" for the details of this policy. For matters presented to it, the conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, taking into account the totality of the relationship between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Our board of directors has the power to override a determination by the committee. However, a determination by directors who were interested in the transaction would be subject to Section 58 of the Marshall Islands Business Corporation Act, which provides that the transaction may be void or voidable unless the material facts of the interested directors' interests are known or disclosed to the board and the board approves the transaction by a vote sufficient for such purpose without counting the vote of the interested directors, or if the vote of the disinterested directors is insufficient, by unanimous vote of the disinterested directors.

Executive Compensation

        We were formed in October 2009. We have not paid any compensation to our directors or officers or accrued any obligations with respect to management incentive or retirement benefits for the directors and officers prior to this offering. Because our executive officers are employees of Genco, their compensation (other than any awards under the long-term incentive plan described below) is set and paid by Genco.

Compensation of Our Directors

        Our officers and other officers of Genco who serve as our directors will not receive additional compensation for their service as directors. We anticipate that each non-management director will receive compensation for attending meetings of the board of directors, as well as committee meetings. We expect that non-management directors will receive a director fee of $35,000 per year and 2,500 shares of Common Stock subject to vesting over a one-year period. We intend to grant shares of Common Stock to the non-management directors immediately after their appointment as directors. Members of the audit committee each will receive a fee of $20,000 per year; of the compensation committee, $15,000 per year; and of the nominating and corporate governance committee, $7,500 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

2009 Equity Incentive Plan

        Prior to the closing of this offering, we intend to adopt the Baltic Trading Limited 2009 Equity Incentive Plan in which our and our affiliates' employees, directors and consultants will be eligible to participate. The plan provides for the award of restricted stock, restricted stock units, stock options, stock appreciation rights and other stock or cash-based awards.

        Administration.    The plan will be administered by our board of directors. To the extent permitted by law, and except where our board elects to act as administrator or to delegate its responsibilities and powers to another person, the board shall be deemed to have delegated all of its responsibilities and powers to our compensation committee or such other committee as the board may designate, other than the authority to amend or terminate the plan. The compensation governance committee will have the authority to, among other things, designate participants under the plan, determine the type or types of awards to be granted to a participant, determine the number of shares of Common Stock to be covered by awards, determine the terms and conditions applicable to awards and interpret and administer the plan.

        Number of Shares of Common Stock.    Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation and the like, the number of shares of Common Stock available for delivery pursuant to awards granted under the plan is 2,000,000. There is no limit on the number of awards that may be granted and paid in cash. If any award is forfeited or otherwise terminates or is cancelled without delivery of Common Stock, those shares will again be available for grant under the plan.

Common Stock delivered under the plan will consist of authorized but unissued shares or shares acquired by us in the open market, from us or from any other person or entity.

        Restricted Stock and Restricted Stock Units.    Restricted stock is subject to forfeiture prior to the vesting of the award. A restricted stock unit is notional stock that entitles the grantee to receive a share of Common Stock upon the vesting of the restricted stock unit or, in the discretion of the compensation committee, cash equivalent to the value of the Common Stock. The compensation committee may determine to make grants under the plan of restricted stock and restricted stock units to plan participants containing such terms as the compensation committee may determine. The compensation committee will determine the period over which restricted stock and restricted stock units granted to plan participants will vest. The committee may base its determination upon the achievement of specified performance goals.

        Stock Options and Stock Appreciation Rights.    The plan will permit the grant of options covering Common Stock and the grant of stock appreciation rights. A stock appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a share of Common Stock on the exercise date over the base price established for the stock appreciation right. Such excess may be paid in Common Stock, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of stock options and stock appreciation rights under the plan to employees, consultants and directors containing such terms as the committee may determine. Stock options and stock appreciation rights may have an exercise price or base price that is no less than the fair market value of the Common Stock on the date of grant. In general, stock options and stock appreciation rights granted will become exercisable over a period determined by the compensation committee.

        Unrestricted Stock.    The compensation committee, in its discretion, may grant shares of Common Stock free of restrictions under the plan in respect of past services or other valid consideration.

        Performance Shares.    The plan permits the grant of performance share awards subject to such vesting and forfeiture and other terms and conditions as the compensation committee may determine. Such an award entitles the grantee to acquire shares of Common Stock or to be paid the value thereof in cash if specified performance goals are met.

        Dividend Equivalent Rights.    The compensation committee, in its discretion, may grant dividend equivalent rights with respect to an award of an option, stock appreciation right, or performance shares.

        Change of Control.    Unless otherwise provided in the instrument evidencing the award, in the event of a change in control of Baltic Trading Limited, all outstanding awards will become fully and immediately vested and exercisable.

        Term, Termination and Amendment of Plan.    Our board of directors or its compensation committee, in its discretion may terminate, suspend or discontinue the plan at any time with respect to any award that has not yet been granted. Our board of directors also has the right to alter or amend the plan or any part of the plan from time to time, including increasing the number of shares of Common Stock that may be granted, subject to shareholder approval as required by the exchange upon which the shares of Common Stock is listed at that time. However, other than adjustments to outstanding awards upon the occurrence of certain unusual or nonrecurring events, generally no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

OUR MANAGER AND MANAGEMENT AGREEMENT

Overview

        We believe that our business will benefit through access to the expertise and resources of Genco and its subsidiaries. Accordingly, we will enter into agreements with them from time to time pursuant to which they will provide services to us, including under the Management Agreement that will become effective upon the closing of this offering.

        Genco, our Manager, will provide to us commercial, technical, administrative and strategic services necessary to support our business through the Management Agreement with us.

        A Summary of the Management Agreement is set forth below. Capitalized words and expressions used but not defined herein shall have the meanings given to them in the Management Agreement, as applicable. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read the entire Management Agreement, which is included as exhibits to the registration statement of which this prospectus is a part and are incorporated into this prospectus by reference.

Management Agreement

        Under the Management Agreement, our Manager will be responsible for providing us with substantially all of our services, including:

  •
  commercial services, which include chartering and marketing;

  •
  technical services, which include vessel maintenance; ensuring regulatory and classification society compliance; crewing; insurance; purchasing; and shipyard supervision;

  •
  administrative services, which include legal, investor relations and financial compliance services; bookkeeping and accounting services; and banking and financial services; and

  •
  strategic services, which include strategic planning; acquisitions of assets and businesses; and general management of our business.

        Our Manager will use its best efforts to provide these services upon our request in a commercially reasonable manner and may provide these services directly to us or subcontract for certain of these services with other entities, primarily other Genco subsidiaries. However, our Manager will subcontract with qualified third-party independent technical managers not affiliated with Genco for the technical management of our vessels. Our Manager will remain responsible for any subcontracted services. We will indemnify our Manager for losses it incurs in connection with providing these services, excluding losses caused by the recklessness, gross negligence or willful misconduct of our Manager or its employees or agents, for which losses our Manager will indemnify us.

  Term and Termination Rights

        Subject to the termination rights described below, the initial term of the Management Agreement will expire on December 31, 2024. If not terminated, the Management Agreement shall automatically renew for a five-year period and shall thereafter be extended in additional five-year increments if we do not provide notice of termination in the fourth quarter of the year immediately preceding the end of the respective term.

        Our Termination Rights.    We may terminate the Management Agreement under any of the following circumstances:

  •
  First, if at any time our Manager materially breaches the Management Agreement and the matter is unresolved after a 90-day dispute resolution period.

  •
  Second, if at any time (1) our Manager has been convicted of, or has entered into a plea bargain or plea of nolo contendere or settlement admitting guilt for a crime, which conviction, plea or settlement is demonstrably and materially injurious to us and (2) the holders of a majority of the outstanding Common Stock elect to terminate the Management Agreement.

  •
  Third, if the Manager commits fraud or is grossly negligent, or commits an act of willful misconduct and we are materially injured thereby.

  •
  Fourth, if at any time our Manager experiences certain bankruptcy events.

  •
  Fifth, if any person or persons, other than Peter C. Georgiopoulos, controls a majority of the voting or economic control of our Manager and we do not consent to the change of control, which consent shall not be unreasonably withheld or delayed.

  •
  Sixth, if we provide notice in the fourth quarter of 2019 after two-thirds of our board of directors elect to terminate the Management Agreement, which termination would be effective on December 31, 2020.

  •
  Seventh, if we provide notice in the fourth quarter of 2023, which termination would be effective on December 31, 2024. If the Management Agreement extends pursuant to its terms as described above, we can elect to exercise this optional termination right in the fourth quarter of the year immediately preceding the end of the respective term.

        If we elect to terminate the Management Agreement under the fifth, sixth or seventh circumstances described above, our Manager will be entitled to receive a payment, which we refer to as the Termination Payment, in a lump sum within 30 days following the termination date of the Management Agreement. A Termination Payment is also payable if our Manager terminates the Management Agreement as described below and is generally calculated as the five times the average annual management fees payable to Genco for the last five completed years of the term of the Management Agreement, or such lesser number of years as may have been completed at the time of termination. If the Management Agreement terminates during its initial year, the Termination Payment will be approximately $9.6 million, based on five times an amount of approximately $1.9 million.

        Our Manager's Termination Rights.    Our Manager may terminate the Management Agreement prior to the end of its term under any of the following circumstances:

  •
  First, after the fifth anniversary of this offering with 12 months' written notice. At our option, the Manager shall continue to provide technical services to us for up to an additional two-year period from termination.

  •
  Second, if at any time we materially breach the agreement and the matter is unresolved after a 90-day dispute resolution period.

  •
  Third, if there is a change of control (as defined below) of us. If we have knowledge that such a change of control will occur, we must give the Manager written notice. The Manager can exercise its right to terminate for change of control upon the earlier of the occurrence of such change of control or its receipt of such notice from us until 60 days after the later of the occurrence of such change of control or its receipt of such notice from us.

        Termination after Our Change of Control.    The Management Agreement will terminate automatically immediately after a change of control (as defined below) of us.

        "Change of control" means the occurrence of any of the following:

  •
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets, other than a disposition to Genco or any of its affiliates;

  •
  the adoption by our board of directors of a plan of liquidation or dissolution of us;

  •
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934), other than Genco or any of its affiliates, becomes the beneficial owner, directly or indirectly, of more than a majority of our voting shares, measured by voting power rather than number of shares;

  •
  if, at any time, we become insolvent, admit in writing our inability to pay our debts as they become due, are adjudged bankrupt or declare our bankruptcy or make an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commence or consent to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

  •
  we consolidate with, or merge with or into, any person (other than Genco or any of its affiliates), or any such person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which outstanding shares of our common stock are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where any of our common stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding voting power of such surviving or transferee person immediately after giving effect to such issuance; and

  •
  the first day on which a majority of the members of our board of directors are not continuing directors.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who was:

  •
  a member of our board of directors on the date immediately after the closing of this offering; or

  •
  nominated for election or elected to our board of directors with the approval of a majority of the directors then in office who were either directors immediately after the closing of this offering or whose nomination or election was previously so approved.

        If our Manager elects to terminate the Management Agreement for our material breach or our change of control as described above, we will be required to pay our Manager the Termination Payment in a single installment.

Compensation of Our Manager

        Management Fees.    In return for providing to us services under the Management Agreement, we will pay our Manager management fees based on the following components:

  •
  Commercial services fee.  We will pay a fee to our Manager for commercial services it provides to us equal to 1.25% of gross charter revenues generated by each vessel.

  •
  Technical services fee.  We will pay a fee to our Manager for technical services it provides to us at a rate of $750 per vessel per day. This $750 amount is subject to increase on each anniversary of the date hereof based on the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months of the Term. For purposes of this provision, the Consumer Price Index used is the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y.—Northeastern N.J.

    Area, All Items, or any successor index. If there is no successor index, our Manager has the right to reasonably select a substitute.

  •
  Sale & purchase fee.  We will pay a fee to our Manager equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel by us.

        In addition, we will reimburse our Manager for its direct and indirect expenses in providing administrative and strategic services as well as the other types of services listed above services as well as for the pro rata portion of the salary and other costs incurred by our Manager in employing and compensating an internal auditor who will be made available to us on a part time basis. The Management Agreement also provides that we have the right to audit costs and expenses billed to us by our Manager and also provides for a third party to settle any billing disputes between us and our Manager.

Amendments

        The Management Agreement may not be amended without the consent of both parties.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        After this offering, Genco will own, directly or indirectly,            shares of our Class B Stock, representing a             % ownership interest in us and            % of the aggregate voting power of our outstanding shares of common stock (            % and            %, respectively, if the underwriters exercise their over-allotment option in full).

Distributions and Payments to Genco and its Affiliates, Including Our Manager

        The following table summarizes distributions and payments to be made by us to Genco, which will be our Manager, or its affiliates, in connection with our formation and ongoing operation and termination of the Management Agreement. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage
The consideration received by Genco and its affiliates for its capital contribution of $75,000,000 to us	shares of Class B Stock.
Operational Stage
Dividends to Genco and its affiliates

Based on their ownership of shares of our Common Stock or Class B Stock, Genco and its affiliates will be entitled to receive dividends that our board of directors declares on our Common Stock or Class B Stock.

Payments to our Manager

Genco, our Manager, will manage our operations, subject to the oversight of our board of directors and the supervision of our executive officers. Pursuant to the Management Agreement, our Manager will provide to us commercial, technical, administrative and strategic services. We will pay fees for these services as set forth in the Management Agreement. We will not be able to quantify in advance the fees for services provided under the Management Agreement because the payment amounts due and the particular amounts or mix of services to be provided under that agreement are not specified or fixed, and we expect that the aggregate amount of these fees will vary from period to period. Please read "Our Manager and Management Agreements—Management Agreement" for further information about the Management Agreement.

Termination of Management Agreement

We or our Manager may terminate the Management Agreement under specified circumstances, and in some of those circumstances we will be required to pay a termination fee to our Manager, the amount of which may be substantial. Please read "Our Manager and Management Agreement—Management Agreement" for further information about the Management Agreement.

Agreements Governing the Transactions

        We have entered into or will enter into various agreements that will effect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to us as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

        Prior to or at the closing of this offering, we will enter into an Omnibus Agreement with Genco reflecting the provisions described below.

Business Opportunities

        Under the omnibus agreement, Genco and we will agree that Genco and its other affiliates may pursue any Business Opportunity (as defined in (a) below) of which it, they or we become aware, subject to certain conditions. Business Opportunities may include, among other things, opportunities to charter or acquire vessels or to acquire vessel businesses.

        Pursuant to the Omnibus Agreement, we will agree that:

  (a)
  Genco and its other affiliates may engage (and will have no duty to refrain from engaging) in the same or similar activities or lines of business as us, including conducting business in the drybulk spot market, and that we will not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter, including any opportunity to acquire or dispose of a drybulk vessel (each a Business Opportunity) in which Genco or any of its other affiliates engages or seeks to engage merely because we engage in the same or similar activities or lines of business as that related to such Business Opportunity;

  (b)
  if Genco or any of its affiliates, including us (whether through our any of their respective officers or directors who are also officers or directors of us, or otherwise) acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Genco and us, then (i) neither Genco, our Manager nor any of such officers or directors will have any duty to communicate or offer such Business Opportunity to us and (ii) Genco shall have a right of first refusal for a period of two weeks to elect to pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to another person or entity unless such Business Opportunity is the opportunity to enter into a voyage charter or trip charter, for a particular drybulk vessel (a Spot Charter Opportunity); and

  (c)
  if Genco or any of its affiliates, including us (whether through our any of their respective officers or directors who are also officers or directors of us, or otherwise) acquires knowledge of a potential Spot Charter Opportunity that may be deemed to constitute a corporate opportunity of both Genco and us, then (i) neither we nor our officers or directors will have any duty to communicate or offer such Spot Charter Opportunity to Genco and (ii) we shall have a right of first refusal for a period of 24 hours to elect to pursue or acquire such Spot Charter Opportunity for ourselves.

        For the avoidance of doubt, an index time charter that produces revenues based on current spot charter rates would be considered a Business Opportunity of Genco.

        As the entry of a drybulk vessel by either Genco or us into a vessel pool would not prevent the other party from taking the same action, neither Genco nor we have any obligation to provide notice or a right of first refusal to the other party regarding the entry of a drybulk vessel into a vessel pool.

Other Restrictions

        So that Genco may comply with a provision in its existing credit facility, the Omnibus Agreement will provide that we will not issue any shares of preferred stock without the prior written consent of Genco. In addition, the Omnibus Agreement will also provide that we will use our commercially reasonable efforts not to take any action that would result in an event of default under Genco's existing credit facility or the terms of any future credit facility Genco may enter into to the extent such terms impose no greater restrictions on Genco's subsidiaries than its existing credit facility.

Amendments

        The Omnibus Agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect our Common Stock holders.

Termination

        If Genco or its other affiliates no longer beneficially own shares representing at least 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock, and no person who is an officer or director of us is also an officer or director of Genco or its other affiliates, then the Omnibus Agreement will terminate.

Registration Rights

        Prior to or at the closing of this offering, we will enter into a registration rights agreement with Genco pursuant to which we will grant Genco and its affiliates certain registration rights with respect to our Common Stock and Class B Stock owned by them. Pursuant to the agreement, Genco will have the right, subject to certain terms and conditions, to require us, on up to three separate occasions following the first anniversary of this offering, to register under the Securities Act of 1933, as amended (or the Securities Act), shares of our Common Stock, including Common Stock issuable upon conversion of Class B Stock, held by Genco and its affiliates for offer and sale to the public (including by way of underwritten public offering) and incidental or "piggyback" rights permitting participation in certain registrations of common stock by us.

Review and Approval of Transactions with Related Persons

        Prior to the completion of this offering, our Board of Directors will adopt a policy and procedures for review, approval and monitoring of transactions involving the our company and "related persons" (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of the our voting securities, immediate family members of the foregoing). The policy will cover any related person transaction that meets the minimum threshold for disclosure in our proxy statements under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

        Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of our company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person's interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss; (iv) our business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to us than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to us; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our Common Stock and Class B Stock that will be outstanding immediately following the closing of this offering and the related transactions and held by beneficial owners of 5.0% or more of the Common Stock or Class B Stock and by all of our directors and officers as a group. Under our existing original Articles of Incorporation, as of                        , 2009 Genco beneficially owns 100 shares, or 100%, of our capital stock through its wholly-owned subsidiary, Genco Investments LLC.

Name and Address of Beneficial Owner(1)	Common Stock to be Beneficially Owned	Percentage of Common Stock to be Beneficially Owned		Class B Stock to be Beneficially Owned	Percentage of Class B Stock to be Beneficially Owned
Genco Shipping & Trading Limited(2)			%			%
Peter C. Georgiopoulos(2)(3)
John C. Wobensmith(2)(3)
Basil G. Mavroleon(2)(3)
Harry A. Perrin(2)(3)
Edward Terino
George Wood
Robert Gerald Buchanan(3)
Rear Admiral Robert C. North, USCG (ret.)(2)(3)
Nathaniel C.A. Kramer(2)(3)
Mark F. Polzin(2)(3)
Stephen A. Kaplan(2)(3)
FMR LLC(2)(4)
All directors and officers as a group (6 persons)(2)(3)	—	—		—	—

*
Less than 1.0%

(1)
Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 20th Floor, New York, NY 10171.

(2)
Shares of Class B Stock reported consist solely of shares beneficially owned by Genco through its wholly-owned subsidiary, Genco Investments LLC.

(3)
Messrs. Georgiopoulos, Mavroleon, and Perrin, each of whom will be our directors upon completion of this offering, are also directors of Genco. Mr. Wobensmith, our President and Chief Financial Officer, is also Chief Financial Officer of Genco. Messrs. North, Kramer, Polzin, and Kaplan are directors of Genco, while Mr. Buchanan is President of Genco. To the extent any of our directors or officers or any directors or officers of Genco participate in the process to vote or dispose of shares of our Class B Stock held by Genco, each of them may be deemed under certain circumstances to beneficially own those shares for purposes of Section 13 of the Securities Exchange Act of 1934, as amended. However, each of the directors and officers of us and Genco disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The pecuniary interest of the directors and officers of Genco in any Class B Stock held by Genco derives solely from their ownership of the common stock of Genco, of which Mr. Georgiopoulos owns 13.29% and the remaining directors and officers own less than 1% each as of                        , 2009.

(4)
Based on the Schedule 13G/A filed jointly on February 17, 2009 by FMR LLC, Edward C. Johnson 3d, and Fidelity Management & Research Company ("Fidelity"), each of whose address is 82 Devonshire Street, Boston, MA 02109, FMR LLC may be deemed the beneficial owner of greater than 5% of the common stock of Genco and may therefore be deemed to beneficially own the shares of Class B Stock beneficially owned by Genco. As reported in such Schedule 13G/A, Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment

  Advisers Act of 1940 with the same address as FMR LLC, is the beneficial owner of 1,764,609 shares of the Genco's outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, own 49% of the voting power of FMR LLC. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC with an address of 53 State Street, Boston, Massachusetts, 02109 and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 105,000 shares of Genco's outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. FIL Limited, formerly known as Fidelity International Limited ("FIL"), with an address of Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 21,100 shares of the Genco's outstanding common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. However, FMR made a filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

 DESCRIPTION OF CAPITAL STOCK

        The following is a description of material terms of our amended and restated articles of incorporation and amended and restated by-laws that will be in effect prior to the closing of this offering. Because the following is a summary, it does not contain all information that you may find useful. For more complete information, you should read our amended and restated articles of incorporation and by-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.

  Authorized Capitalization

        Our amended and restated articles of incorporation will provide for Common Stock, which has one vote per share, and Class B Stock, which has 15 votes per share. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding Common Stock and Class B Stock. Other than these voting rights and conversion rights applicable to the Class B Stock as described below, the rights of the two classes of stock are identical. The rights of these classes of stock are discussed in greater detail below.

        Immediately following the closing of this offering, our authorized capital stock will consist of 700,000,000 shares, of which:

  •
  500,000,000 shares will be designated as Common Stock, par value $0.01 per share;

  •
  100,000,000 shares will be designated as Class B Stock, par value $0.01 per share; and

  •
  100,000,000 shares will be designated as preferred stock, par value $0.01 per share.

        Immediately following the closing of this offering, we will have outstanding            shares of Common Stock,            shares of Class B Stock and no shares of preferred stock.

Common Stock and Class B Stock

Voting Rights

        Generally, Marshall Islands law provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

        Holders of our Common Stock and Class B Stock will have identical rights, except that our Common Stock holders will be entitled to one vote per share and holders of our Class B Stock will be entitled to 15 votes per share. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding Common Stock and Class B Stock, voting together as a single class at the election of holders of a majority of the Class B stock as noted above. Except as otherwise provided by the BCA, holders of shares of Common Stock and Class B Stock will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

Dividends

        Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company's articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

        Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock and Class B Stock will be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a stock dividend is paid, the holders of Common Stock will receive Common Stock, or rights to acquire Common Stock, as the case may be, and the holders of Class B Stock will receive Class B Stock, or rights to acquire Class B Stock, as the case may be.

Liquidation Rights

        Upon our liquidation, dissolution or winding-up, the holders of our Common Stock and Class B Stock will be entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

        Shares of our Common Stock will not be convertible into any other shares of our capital stock.

        Each share of our Class B Stock will be convertible at any time at the option of the holder thereof into one share of our Common Stock. In addition:

  •
  upon any transfer of shares of Class B Stock to a holder other than Genco or any of its affiliates or any successor to Genco's business or to all or substantially all of its assets, such shares of Class B Stock will automatically convert into Common Stock upon such transfer; and

  •
  all shares of our Class B Stock will automatically convert into shares of our Common Stock if the aggregate number of outstanding shares of Common Stock and Class B Stock beneficially owned by Genco and its affiliates falls below 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock.

        All such conversions will be effected on a one-for-one basis.

        Once converted into Common Stock, shares of Class B Stock shall not be reissued. Neither our Common Stock nor our Class B Stock may be subdivided or combined unless the other class of stock concurrently is subdivided or combined in the same proportion and in the same manner.

Anti-Dilution

        Pursuant to a subscription agreement to be entered into between us and Genco Investments LLC at or prior to the consummation of this offering, for so long as Genco directly or indirectly holds at least 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock, Genco Investments LLC will be entitled to receive an additional number of shares of Class B Stock equal to 2% of the number of shares of Common Stock issued after the consummation of this offering, excluding any shares of Common Stock issuable upon the exercise of the underwriters' over-allotment option in this offering or issued as an award or issuable upon exercise of an award under our 2009 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus from Genco Investments LLC's $75,000,000 capital contribution exists to cover the par value of such additional shares, in which case Genco Investment LLC will pay us the par value of such shares.

Other Rights

        Our Common Stock holders will not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of our Common Stock holders are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

        Our amended and restated articles of incorporation will authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

        So that Genco may comply with a provision in its existing credit facility, the Omnibus Agreement that we will enter into with Genco will provide that we will not issue any shares of preferred stock without the prior written consent of Genco.

Directors

        Our directors will be elected by a plurality of the votes cast by shareholders entitled to vote. There will be no provision for cumulative voting.

        Our amended and restated articles of incorporation will provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of 80% or more of the voting power of all outstanding shares of our capital stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Shareholder Meetings

        Under our amended and restated by-laws, annual general meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Under our amended and restated articles of incorporation, if we fail to hold an annual meeting within 90 days of the designated date, a special meeting in lieu of an annual meeting may be called by shareholders holding not less than 10% of the voting power of all outstanding shares entitled to vote at such meeting. Other than such a meeting in lieu of an annual meeting, special meetings of shareholders may be called only our board of directors as set forth in a resolution stating the purpose or purposes thereof. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareolders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder's shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

        Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Director Liability and Indemnification of Directors and Officers

        The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our amended and restated articles of incorporation and by-laws will also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and offices and to carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

        Our amended and restated articles of incorporation will also give Genco a right of first refusal for business opportunities that may be attractive to both Genco and us. This provision has the effect of limiting the obligations of our directors and officers who also serve as directors or officers of Genco or its other affiliates to provide these opportunities to us. If Genco or its affiliates no longer beneficially own shares representing at least 10% of the aggregate number of outstanding shares of our Common Stock and Class B Stock, and no person who is an officer or director of us is also an officer or director of Genco or its other affiliates, then this business opportunity provision of our articles of incorporation will terminate.

        There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and By-laws

        Several provisions of our amended and restated articles of incorporation and by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Dual Class Structure

        As discussed above, our Class B Stock will have 15 votes per share, subject to a 49% aggregate Class B Stock voting power maximum at the election of holders of a majority of the Class B stock, while our Common Stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, will have one vote per share. After this offering, Genco will control all of our Class B Stock. Because of our dual-class structure, Genco will be able to control all matters submitted to our shareholders for approval even if it and its affiliates come to own significantly less than 50% of the aggregate number of outstanding shares of our Common Stock and Class B Stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors will have authority, without any further vote or action by our shareholders, to issue up to 100 million shares of "blank check" preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our Common Stock. We have no current plans to issue any shares of preferred stock and will agree with Genco under the Omnibus Agreement not to issue any shares of preferred stock without Genco's prior written consent.

Election and Removal of Directors

        Our amended and restated articles of incorporation will prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

        Our amended and restated by-laws will provide that shareholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our board of directors. These advance notice provisions provide that the shareholder must have given written notice of such proposal not less than 150 days nor more than 180 days prior to the anniversary date of the immediately preceding annual general meeting.

        Our shareholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the shareholders. Our amended and restated articles of incorporation provide that any director or our entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a 80% or more of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire board of directors.

Limited Actions by Shareholders

        Our amended and restated by-laws will provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders, provided that if the BCA in the future permits action to be taken by less than unanimous written consent of our shareholders, the holders of voting power sufficient to take such specified action may do so by written consent so long as Genco and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our amended and restated by-laws will provide that, subject to certain limited exceptions, only our Chairman or President, at the direction of the board of directors, may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.

Shareholder Rights Plan

General

        Each share of our Common Stock and our Class B Stock will include one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of one share of the same class of stock in which such right is included at a purchase price of $100 per share, subject to specified adjustments. The rights will be issued pursuant to a rights agreement between us and BNY Mellon Shareowner Services, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors could approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement will be approved by our sole shareholder before the closing of this offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we will file as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

        The rights will be attached to all certificates representing our currently outstanding Common Stock and Class B Stock and will attach to all Common Stock and Class B Stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights will not be exercisable until after the rights distribution date and will expire at the close of business on            , 2019, unless we redeem or exchange them earlier as we describe below. The rights will separate from the Common Stock and Class B Stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

  •
  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding Common Stock; or

  •
  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Genco, Peter Georgiopoulos, and their respective related entities will be excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of Common Stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of Common Stock.

        Until the rights distribution date:

  •
  our Common Stock and Class B Stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

  •
  any new Common Stock and Class B Stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our Common Stock and Class B Stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of Common Stock or Class B Stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of stock of the same class of stock in which such right is included, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right. For purposes of a flip-in event, a share of Class B Stock will be deemed to have the same market price as a share of Common Stock.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

  •
  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

  •
  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

Anti-Dilution

        The number of outstanding rights associated with our Common Stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Common Stock that are not integral multiples of one one-hundred thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

  •
  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

Transfer Agent

        The registrar and transfer agent for our Common Stock will be BNY Mellon Shareowner Services.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

        Our corporate affairs are governed by our articles of incorporation and by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law.

        The following table provides a comparison between statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:

•       Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

•       Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.
Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting.
For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
Number of board members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.
Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.
Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Marshall Islands	Delaware
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.
In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.
A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort.
Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.
Attorneys' fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict what effect, if any, market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of our Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our Common Stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon completion of this offering, we will have            shares of Common Stock and            shares of Class B Stock outstanding. Of these shares, the Common Stock sold in the offering will be freely transferable in the United States without restriction under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of our common stock may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below, or another SEC rule.

        Upon the completion of this offering, Genco will own            shares of Class B Stock. These shares may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. Our shares of common stock held by Genco or its affiliates will be subject to the underwriters' lock-up agreement as described below.

        Prior to or at the closing of this offering, we will enter into a registration rights agreement with Genco, pursuant to which we will grant it and its affiliates, the right, under certain circumstances and subject to certain restrictions, to require us, following the first anniversary of this offering, to register under the Securities Act any Common Stock, including Common Stock issuable upon conversion of Class B Stock, owned by Genco or its affiliates. Please read "Certain Relationships and Related-Party Transactions—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

        In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

  •
  the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

  •
  the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

        Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

  •
  the average weekly trading volume in our common stock on the New York Stock Exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

        In connection with this offering, we, Genco, and each of our officers and directors, including nominees for directors, have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our Common Stock or securities convertible into or exchangeable for shares of Common Stock, for a period of at least 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. Please read "Underwriting."

 TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our Common Stock, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

U.S. Federal Income Tax Considerations

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of our common stock that is, for United States federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a limited liability company, holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our common stock, you are encouraged to consult your tax advisor. A beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

Taxation of Operating Income: In General

        Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States, which we refer to as "U.S. source shipping income."

        For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes U.S. source shipping income.

        No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be U.S. source shipping income. Such shipping income will not be subject to any U.S. federal income tax.

        Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S. source shipping income.

        Unless exempt from tax under Section 883 of the Code (or "effectively connected" with the conduct of a U.S. trade or business, as described below), our gross U.S. source shipping income generally would be subject to a 4% tax imposed without allowance for deductions.

Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

          (1)   it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, and to which we refer as the "Country of Organization Test"; and

          (2)   either:

            (a)   more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test";

            (b)   one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are "primarily and regularly traded on one or more established securities markets" in a qualified foreign country or in the United States, to which we refer as the "Publicly Traded Test"; or

            (c)   it is a "controlled foreign corporation" and it satisfies an ownership test to which, collectively, we refer as the "CFC Test."

        The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite equivalent exemption from tax in respect of each category of shipping income we expect to earn in the future, which we refer to as an "Equivalent Exemption." Therefore, we will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S. source shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

        We believe that, upon the closing of this offering, we will not satisfy the Publicly Traded Test, although we may satisfy such test in the future, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the 50% Ownership Test or the CFC Test.

Publicly Traded Test

        The regulations under Section 883 provide, in pertinent part, that a corporation will meet the Publicly Traded Test if one or more classes of stock of a foreign corporation representing, in the aggregate, more than 50% of the combined voting power and value of all classes of stock are "primarily and regularly traded on one or more established securities markets in a qualified foreign country or in the United States. A class of stock will be considered to be "primarily traded" on an established securities market in a country if the number of shares of such class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of such stock that are traded during that year on established securities markets in any other single country.

        Under the regulations, a class of stock will be considered to be "regularly traded" on an established securities market if (1) such class of stock is listed on such market, (2) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year; and (2) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if a class of stock is regularly quoted by dealers making a market in such stock. Our Common Stock will be traded on the NYSE.

        The regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the "Five Percent Override Rule."

        For purposes of being able to determine the persons who actually or constructively own 5% or more of a class of stock, or "5% shareholders," the regulations permit a company to rely on Schedule 13G and Schedule 13D filings with the SEC to identify its 5% shareholders. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

        In the event the Five Percent Override Rule is triggered, the regulations provide that the Five Percent Override Rule will nevertheless not apply if the company can establish that there are sufficient 5% shareholders that are considered to be "qualified shareholders" for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of the class of stock for more than half the number of days during the taxable year.

        Upon the closing of this offering, our Class B Stock, which will not be primarily and regularly traded on an established securities market, will represent more than 50% of the combined voting power of all classes of stock, while our Common Stock will represent more than 50% of the value of all classes of stock. Thus, at present, we do not believe we will be able to satisfy the Publicly Traded Test.

        If a majority of the holders of the Class B Stock irrevocably elects to reduce the voting power of the Class B Stock to constitute not more than 49% of the total voting power of all classes of stock, our Common Stock following such election would represent more than 50% of the combined voting power and value of all classes of stock. In that event, we believe that our Common Stock would be "primarily traded" on the NYSE. In addition, we believe that we would be able to satisfy the trading frequency and trading volume tests with respect to our Common Stock and, subject to the Five Percent Override Rule described above, our Common Stock would be considered to be "regularly traded" on the NYSE. Therefore, if a majority of the holders of the Class B Stock make such election, we believe that we would satisfy the Publicly Traded Test and thus qualify for the Section 883 exemption and be exempt from U.S. federal income taxation on our U.S. source shipping income.

Taxation in Absence of Section 883 Exemption

        So long as we do not qualify for exemption under Section 883 as described above, our gross U.S. source shipping income will be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business ("effectively connected income"), as described below. Since under the sourcing rules described above no more than 50% of our shipping income will be treated as being U.S. source shipping income, the maximum effective rate of U.S. federal income tax on our non-effectively connected shipping income will never exceed 2%. We do not currently anticipate that a significant portion of our shipping income will be U.S. source shipping income. In the event that the holder of the Class B Stock elects to reduce the voting power of the Class B Stock, as described above, and we qualify for exemption under Section 883, then we would no longer be subject to the 4% tax on our U.S. source shipping income.

        To the extent our U.S. source shipping income, or other income we may have, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

        Our U.S. source shipping income would be considered effectively connected income only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S. source shipping income; and

  •
  substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the expected mode of our future shipping operations and other activities, we believe that none of our U.S. source shipping income will constitute effectively connected income. However, we may from time to time generate non-shipping income that may be treated as effectively connected income.

United States Taxation of Gain on Sale of Vessels

        Provided we qualify for exemption from tax under Section 883 in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, our shipping income does not, for whatever reason, qualify for exemption under Section 883, then such gain may be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

U.S. Federal Income Taxation of U.S. Holders

Distributions

        Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in our common stock, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as foreign source "passive income" for U.S. foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at preferential tax rates through 2010, provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which we expect our common stock will be traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we do not believe will be the case); (3) the U.S. Non-Corporate Holder's holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that (i) any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Non-Corporate Holder, or (ii) the preferential rate on dividends will not be repealed prior to the scheduled expiration date or expire on such date. Any dividends we pay out of earnings and profits which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

        Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

        We will be a passive foreign investment company (a "PFIC") if either:

  •
  75% or more of our gross income in a taxable year consists of "passive income" (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

  •
  at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

        If we would otherwise be a PFIC in our "start-up year" (defined as the first taxable year we earn gross income) as a result of a delay in purchasing vessels with the proceeds of the offering, we will not be treated as a PFIC in that taxable year, provided that (i) no predecessor corporation was a PFIC, (ii) it is established to the United States Internal Revenue Service's satisfaction that we will not be a PFIC in either of the two succeeding taxable years, and (iii) we are not, in fact, a PFIC for either succeeding taxable year. We will attempt to conduct our affairs in a manner so that, if applicable, we will satisfy the start-up year exception, but we cannot assure you that we will so qualify.

        For purposes of determining whether we are a PFIC, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our planned operations and future projections, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat our income from the spot charter of vessels as services income, rather than rental income. Accordingly, we believe that such income does not constitute passive income, and that the assets that we own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.

        There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Moreover, in a recent case not concerning PFICs, Tidewater Inc. v. U.S., 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court's ruling was contrary to the position of the U.S. Internal Revenue Service, which we sometimes refer to as the IRS, that the time charter income should be treated as services income. Moreover, that case dealt with time charters, while substantially all of our income will be generated from the movement of freight at spot rates under contracts whose terms we anticipate will differ in material respects from those in the time charters at issue in Tidewater. No assurance can be given that the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

        If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (i.e., the portion of any distributions received by the U.S. Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the common stock) and on any gain from the disposition of our common stock, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder's holding period of our common stock.

        The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely "qualified electing fund" ("QEF") election for all taxable years that the holder has held our common stock and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder's basis in our common stock will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the common stock and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

        Alternatively, if we were to be treated as a PFIC for any taxable year and provided that our common stock is treated as "marketable," which we believe will be the case, a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common stock is included in the U.S. Holder's income as ordinary income. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common stock is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder's tax basis in our common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

        A U.S. Holder who holds our common stock during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder's holding of our common stock, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

U.S. Federal Income Taxation of Non-U.S. Holders

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our common stock unless the income is effectively connected income (and, if an income tax treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless either:

  •
  the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

        Effectively connected income will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders, unless exempt under an applicable income tax treaty. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

        Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our common stock and on any gain realized upon the sale, exchange or other disposition of our common stock.

Backup Withholding and Information Reporting

        In general, payments of distributions on, and the proceeds of a disposition of, our common stock will be subject to U.S. federal income tax information reporting requirements if you are a Non-Corporate U.S. Holder. Such payments may also be subject to U.S. federal backup withholding tax if you are a Non-Corporate U.S. Holder and you:

  •
  fail to provide us with an accurate taxpayer identification number;

  •
  are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  fail to comply with applicable certification requirements.

        Non-U.S. Holders generally will be subject to information reporting with respect to distributions on our common stock. Non-U.S. Holders may be required to establish their exemption from information reporting on proceeds of a disposition of our common stock and from backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

        Morgan Stanley & Co. Incorporated and Dahlman Rose & Company, LLC are the representatives of the underwriters and joint book-running managers. The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from us the number of shares indicated in the following table.

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Dahlman Rose & Company, LLC
Total

        The underwriters are committed to take and pay for all of the shares being offered by us, if any are taken, other than the shares covered by the option described below unless and until the option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional                        shares of Common Stock at the purchase price listed above. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Common Stock.

Paid by Baltic Trading Limited

	No Exercise	Full Exercise
Per Share
Total

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We, each of our officers and directors and each of the officers and directors of Genco have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Dahlman Rose & Company, LLC, dispose of or hedge any shares of our Common Stock or any securities convertible into or exchangeable for our Common Stock, subject to certain exceptions. Morgan Stanley & Co. Incorporated and Dahlman Rose & Company, LLC, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. The representatives have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release Common Stock may include the length of time before the lock-up expires, the number of shares of Common Stock involved, the reason for the requested release, market conditions, the trading price of our Common Stock, historical trading volume of our Common Stock and whether the person seeking the release is an officer, director or affiliate of us.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

        Prior to the offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock are the information set forth in this prospectus and otherwise available to the underwriters, our prospects and the history of, and prospects for, the drybulk industry in which we will compete, an assessment of our management, our prospects for future earnings and growth, the general condition of the securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies and other factors deemed relevant by the representatives and us.

        We are seeking to have our Common Stock approved for listing on The New York Stock Exchange, subject to official notice of issuance, under the symbol "BDI."

        In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        We estimate that our portion of the total expenses of this offering will be $                        .

        We have agreed to pay Dahlman Rose & Company, LLC a cash fee equal to 1% of the gross proceeds of this offering for certain financial advisory services in connection with this offering. In addition, certain of the underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services for our affiliate Genco, for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliate Genco, and in the ordinary course of business for which they may in the future receive customary fees and expenses.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Common Stock offered by this prospectus in any jurisdiction where action for that purpose is required. The Common Stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Selling Restrictions

  European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state. We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, Reeder & Simpson P.C., Majuro, Marshall Islands and Seward & Kissel LLP, New York, New York; and the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The balance sheet of Baltic Trading Limited included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement has been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The sections in this prospectus entitled "Risk Factors—Charterhire rates for drybulk carriers are volatile and are currently at relatively low levels as compared to recent historical levels and may further decrease in the future, which may adversely affect our earnings," "The International Drybulk Shipping Industry" and the statistical and graphical information contained therein, and "Glossary of Shipping Terms," and in any other instance where Drewry has been identified as the source of information included in this prospectus, have been reviewed by Drewry, which has confirmed to us that they accurately describe the international drybulk shipping market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus, as indicated in the consent of Drewry filed as an exhibit to the registration statement on Form S-1 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We will be subject to the full informational requirements of the Securities Exchange Act of 1934. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC.

 DRYBULK SHIPPING INDUSTRY DATA

        The statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

GLOSSARY OF SHIPPING TERMS

        The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

        Annual survey.    The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

        Ballast.    A voyage during which the vessel is not laden with cargo.

        Bareboat charter.    A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel-operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are for the charterer's account. The owner of the vessel receives monthly charter hire payments on a U.S. dollar per day basis and is responsible only for the payment of capital costs related to the vessel. A bareboat charter is also known as a "demise charter" or a "time charter by demise."

        Bunkers.    Heavy fuel and diesel oil used to power a vessel's engines.

        Capesize.    Capesize vessels have carrying capacities of between 110,000 and 199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.

        Charter.    The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a "charterparty".

        Charterer.    The party that hires a vessel for a period of time or for a voyage.

        Charterhire.    A sum of money paid to the ship owner by a charterer for the use of a vessel. Charterhire paid under a voyage charter is also known as "freight."

        Classification society.    An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel's registry and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being "in-class."

        Contract of affreightment.    A contract of affreightment, or CoA, relates to the carriage of multiple cargoes over the same route and enables the CoA holder to nominate different vessels to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the CoA, which usually spans a number of years. All of the ship's operating expenses, voyage expenses and capital costs are borne by the ship owner. Freight normally is agreed on a U.S. dollar-per-ton basis.

        Drybulk carrier.    A vessel designed to carry bulk cargo, such as coal, iron ore and grain, that is loaded in bulk and not in bags, packages or containers.

        Drydocking.    The removal of a vessel from the water for inspection and repair of those parts of a vessel which are below the water line. During drydockings, which are required to be performed periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Drydockings are generally required once every 30 months or twice every five years, one of which must be a special survey.

        Dwt.    Deadweight ton, which is a unit of a vessel's capacity for cargo, fuel, oil, stores and crew measured in metric tons of 1,000 kilograms.

        Fix.    A shipping industry term for arranging the charter of a vessel.

        Freight.    A sum of money paid to the ship owner by the charterer under a voyage charter, usually calculated either per ton loaded or as a lump-sum amount.

        Gross ton.    A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters.

        Handymax.    Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk carriers are ships between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk carriers. Hence, the earnings potential of a Supramax drybulk carrier, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.

        Handysize.    Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, ships of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

        Hull.    Shell or body of a ship.

        IMO.    International Maritime Organization, a U.N. agency that issues international standards for shipping.

        Intermediate survey.    The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each special survey.

        Newbuilding.    A new vessel under construction or just completed.

        Off-hire.    The period in which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

        OPA.    The U.S. Oil Pollution Act of 1990.

        Panamax.    Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

        Protection and indemnity insurance.    Insurance obtained through a mutual association formed by ship owners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

        Scrapping.    The sale of a vessel as scrap metal.

        Sister ships.    Vessels of the same class and specifications typically built at the same shipyard.

        Special survey.    The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by the classification society.

        Spot charter.    Generally refers to a voyage charter or a trip charter (see separate definitions), which generally last from 10 days to three months. Under both types of spot charters, the ship owner would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, and for commissions on gross revenues. The ship owner would also be responsible for each vessel's intermediate and special survey costs.

        Spot market.    The market for immediate chartering of a vessel, usually for single voyages.

        Supramax.    See the definition of Handymax above.

        TCE.    Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per-voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing revenues (net of voyage expenses) by available days for the relevant time period. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

        Time charter.    A charter under which the vessel owner is paid charterhire on a per-day basis for a specified period of time. Typically, the ship owner receives semi-monthly charterhire payments on a U.S. Dollar-per-day basis and is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. Under time charters, including trip time charters, the charterer pays voyage expenses such as port, canal and fuel costs and bunkers.

        Trip charter.    A time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.

        Vessel operating expenses.    The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lube oil, bunker and spare part costs, and repair and maintenance costs. Vessel operating expenses exclude fuel costs, port expenses, agents' fees, canal dues and extra war risk insurance premiums, as well as commissions, which are included in "voyage expenses."

        Voyage charter.    A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a U.S. dollar-per-ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel..

        Voyage expenses.    Expenses incurred due to a vessel's traveling from a loading port to a discharging port, such as fuel (bunkers) costs, port expenses, agents' fees, canal dues and extra war risk insurance, as well as commissions.

BALTIC TRADING LIMITED
INDEX TO BALANCE SHEET

Note:    We have excluded a Statement of Operations, Statement of Cash Flows, and Statement of Shareholder's Equity as we were incorporated on October 6, 2009 and had no operating activities as of such date. The only transaction completed by Baltic Trading Limited as of October 6, 2009 was the initial capital contribution by Genco Investments LLC, a wholly owned subsidiary of Genco Shipping & Trading Limited, in exchange for 100 shares of capital stock. Accordingly, no other assets or liabilities exist as of October 6, 2009. We expect our fiscal year to end on December 31 of each year, with our initial fiscal year end occurring on December 31, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Baltic Trading Limited:

        We have audited the accompanying balance sheet of Baltic Trading Limited (the "Company") as of October 6, 2009. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Baltic Trading Limited as of October 6, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, NY
October 13, 2009

BALTIC TRADING LIMITED

BALANCE SHEET

(In United States dollars)

As of October 6, 2009
Cash	$1

Total assets	$1

Liabilities and shareholder's equity
Liabilities	$—

Shareholder's equity
Capital stock, $0.01 par value per share; 100 shares issued and outstanding	1

Total shareholder's equity	1

Total liabilities and shareholder's equity	$1

See notes to balance sheet.

BALTIC TRADING LIMITED

NOTES TO BALANCE SHEET

(In United States dollars)

1. Nature of Operations

        Baltic Trading Limited (the "Company") was formed on October 6, 2009, under the laws of the Republic of the Marshall Islands, and is a wholly owned subsidiary of Genco Investments LLC, which in turn is a wholly owned subsidiary of Genco Shipping & Trading Corporation ("Genco"). The Company was formed to own and employ drybulk vessels in the spot market. The spot market represents immediate chartering of a vessel, usually for single voyages. As of October 6, 2009, Genco Investments LLC owns 100% of the capital stock of the Company. The authorized capital stock of the Company consists of 100 shares of capital stock, par value $.01 per share, all of which have been issued to Genco Investments LLC.

2. Basis of Presentation

        The accompanying balance sheet has been prepared on the basis of accounting principles generally accepted in the United States of America.

3. Legal Proceedings

        From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of its business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its financial condition, results of operations or cash flows.

4. Subsequent Events

        Subsequent events have been evaluated through October 13, 2009, the date of issuance of the balance sheet herein.

                        Shares

Common Stock

Baltic Trading Limited

[LOGO]

MORGAN STANLEY
DAHLMAN ROSE & COMPANY

        Through and including                , 2009 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our Common Stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$12,834
Printing Expenses
Legal Fees and Expenses
Accountants' Fees and Expenses
NYSE Listing Fee
FINRA Filing Fee		$23,500
Blue Sky Fees and Expenses
Transfer Agent's Fees and Expenses
Other Fees and Expenses

Total	$

Item 14. Indemnification of Directors and Officers.

        The amended and restated by-laws of the Registrant will provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

        (1)   all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

        (2)   all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

        (1)    Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

        (2)   Actions by or in right of the corporation, A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        (3)   When director or officer successful, To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (4)   Payment of expenses in advance, Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

        (5)   Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (6)   Insurance, A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity. whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 15. Recent Sales of Unregistered Securities

        On October 6, 2009, in connection with our incorporation, we issued 100 shares of our capital stock, par value $0.01 per share, to Genco Investments LLC in consideration of a capital contribution of $1. That issuance was exempt from registration under Section 4(2) of the Securities Act.

        Prior to the consummation of the offering, we plan to issue              shares of our Class B Stock to Genco Investments LLC in consideration of a capital contribution of $75,000,000. In connection with this issuance, the shares of capital stock issued to Genco Investments LLC described above will be canceled. The issuance of Class B Stock to Genco Investments LLC will be exempt from registration under Section 4(2) of the Securities Act.

        There have been no other sales of unregistered securities within the past three years.

 Item 16. Exhibits and Financial Statement Schedules

        (a)   Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation of Baltic Trading Limited
3.2	Form of Amended and Restated By-laws of Baltic Trading Limited
4.1	Form of Share Certificate of the Company's Common Stock*
4.2	Form of Registration Rights Agreement between Baltic Trading Limited and Genco*
4.3	Form of Subscription Agreement for Class B Stock between Baltic Trading Limited and Genco Investments LLC*
4.4	Form of Shareholders Rights Agreement*
5.1	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to Baltic Trading Limited, as to the legality of securities being registered
5.2	Form of opinion of Kramer Levin Naftalis & Frankel LLP, United States counsel to Baltic Trading Limited, as to the legality of securities being registered
8.1	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to Baltic Trading Limited, as to certain tax matters
8.2	Form of opinion of Kramer Levin Naftalis & Frankel LLP, United States counsel for the Company, as to certain tax matters
10.1	Form of Management Agreement**
10.2	Form of Omnibus Agreement
10.4	Baltic Trading Limited 2009 Equity Incentive Plan*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Drewry Shipping Consultants Limited**
23.3	Consent of Peter C. Georgiopoulos**
23.4	Consent of Basil G. Mavroleon**
23.5	Consent of Edward Terino**
23.6	Consent of George Wood**
23.7	Consent of Harry A. Perrin**

*
To be filed by amendment

**
Previously filed

 Item 17. Undertakings.

        Reg. S-K, Item 512(f) Undertaking: The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        Reg. S-K, Item 512(I) Undertaking: The undersigned Registrant hereby undertakes that:

          1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant to has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 30, 2009.

BALTIC TRADING LIMITED
By:	/s/ John C. Wobensmith
Name: John C. Wobensmith Title: President, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person on November 30, 2009 in the capacities indicated.

Signature	Title

/s/ John C. Wobensmith John C. Wobensmith	President, Secretary, Treasurer and Director (principal executive officer, principal financial officer and principal accounting officer) of Baltic Trading Limited

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation of Baltic Trading Limited
3.2	Form of Amended and Restated By-laws of Baltic Trading Limited
4.1	Form of Share Certificate of the Company's Common Stock*
4.2	Form of Registration Rights Agreement between Baltic Trading Limited and Genco*
4.3	Form of Subscription Agreement for Class B Stock between Baltic Trading Limited and Genco Investments LLC*
4.4	Form of Shareholders Rights Agreement*
5.1	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to Baltic Trading Limited, as to the legality of securities being registered
5.2	Form of opinion of Kramer Levin Naftalis & Frankel LLP, United States counsel to Baltic Trading Limited, as to the legality of securities being registered
8.1	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to Baltic Trading Limited, as to certain tax matters
8.2	Form of opinion of Kramer Levin Naftalis & Frankel LLP, United States counsel for the Company, as to certain tax matters
10.1	Form of Management Agreement**
10.2	Form of Omnibus Agreement
10.4	Baltic Trading Limited 2009 Equity Incentive Plan*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Drewry Shipping Consultants Limited**
23.3	Consent of Peter C. Georgiopoulos**
23.4	Consent of Basil G. Mavroleon**
23.5	Consent of Edward Terino**
23.6	Consent of George Wood**
23.7	Consent of Harry A. Perrin**

*
To be filed by amendment

**
Previously filed.